UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RHYTHM PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Rhythm Pharmaceuticals, Inc.

222 Berkeley Street, 12th Floor

Boston, MA 02116

April 29, 2025

Dear Stockholder:

On behalf of the Board of Directors of Rhythm Pharmaceuticals, Inc. (the “Company,” “we” or “Rhythm”), I invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) that will be held on Tuesday, June 24, 2025, at 2:00 p.m., Eastern Time. The Annual Meeting will be held entirely online. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MSGDG5G. The matters to be voted upon at the Annual Meeting are listed in the Notice of Annual Meeting of Stockholders and more fully described in the definitive proxy statement accompanying this letter (the “Proxy Statement”).

All stockholders of record of our common stock, $0.001 par value per share, (the “Common Stock”) and Series A Convertible Preferred Stock, $0.001 par value per share (“Convertible Preferred Stock”) at the close of business on April 28, 2025, the record date, are entitled to notice of the Annual Meeting and any continuation, postponement, or adjournment thereof. Stockholders of record of our Common Stock are entitled to vote at the Annual Meeting. Holders of our Convertible Preferred Stock are entitled to vote at the Annual Meeting, subject to the terms of the Convertible Preferred Stock as specified in the Amended and Restated Certificate of Designations for the Convertible Preferred Stock (the “Certificate of Designations”). For more information, see “Who can vote at the Annual Meeting?” on page 1 of the accompanying Proxy Statement.

We know that certain of our stockholders will be unable to attend the Annual Meeting electronically. We, therefore, are soliciting proxies so that each stockholder has an opportunity to vote on the matters that are scheduled to come before the stockholders at the Annual Meeting. If you have previously received our Notice of Internet Availability of Proxy Materials (the “Internet Notice”), then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote electronically if you decide to attend the Annual Meeting. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares. Whether or not you expect to attend the Annual Meeting electronically, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Thank you for your continuing interest in the Company.

Sincerely,

/s/ David P. Meeker, M.D.
David P. Meeker, M.D.
Chairman of the Board, President and
Chief Executive Officer

Rhythm Pharmaceuticals, Inc.

222 Berkeley Street, 12th Floor

Boston, MA 02116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) of Rhythm Pharmaceuticals, Inc. (the “Company,” “we” or “Rhythm”) will be held on Tuesday, June 24, 2025, at 2:00 p.m., Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MSGDG5G and entering the control number included in your Notice of Internet Availability of Proxy Materials (the “Internet Notice”), on any proxy card that you received or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

(1)	To elect Jennifer Good and Edward T. Mathers as Class II directors, each to serve for a three-year term until the 2028 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025;
(3)	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“Say-on-Pay Vote”);
(4)	To approve an amendment to our Amended and Restated Certificate of Incorporation to provide for exculpation of officers from breaches of fiduciary duty to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “Officer Exculpation Amendment”);
(5)	To approve an adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve the Officer Exculpation Amendment (the “Adjournment Proposal”); and
(6)	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

The Board has fixed the close of business on April 28, 2025 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the control number included in your Internet Notice, on any proxy card that you received or on the instructions that accompanied your proxy materials. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to David Connolly, Head of Investor Relations and Corporate Communications, at dconnolly@rhythmtx.com, stating the purpose of the request and providing proof of ownership of Company stock. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

Whether or not you expect to attend the Annual Meeting electronically, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you choose to attend the Annual Meeting, you may still vote your shares electronically, even if you have previously voted or returned your proxy by any of the methods described in the Proxy Statement. If your shares are held in street name in a bank or brokerage account, please refer to the materials provided by your bank, broker or other nominee for voting instructions. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

All stockholders are extended a cordial invitation to attend the meeting online.

By Order of the Board of Directors,

/s/ David P. Meeker, M.D.
David P. Meeker, M.D.
Chairman of the Board,
President and Chief Executive Officer
April 29, 2025

Clause	Page
PROXY STATEMENT	1
GENERAL INFORMATION	1
PROPOSAL NO. 1—ELECTION OF DIRECTORS	8
BOARD OF DIRECTORS	9
CORPORATE GOVERNANCE	14
DIRECTOR COMPENSATION	22
EXECUTIVE OFFICERS	24
EXECUTIVE COMPENSATION	26
AUDIT COMMITTEE REPORT	57
PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58
PROPOSAL NO. 3—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	60
PROPOSAL NO. 4—APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF OFFICERS	61
PROPOSAL NO. 5—APPROVAL OF AN ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE THE OFFICER EXCULPATION AMENDMENT	63
BENEFICIAL OWNERSHIP OF CAPITAL STOCK	64
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	67
DELINQUENT SECTION 16(A) REPORTS	68
GENERAL MATTERS	69
ANNEX A	A-1

i

Rhythm Pharmaceuticals, Inc.

222 Berkeley Street, 12th Floor

Boston, MA 02116

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Rhythm Pharmaceuticals, Inc., a Delaware corporation (“Rhythm,” “we,” “our,” “us” or the “Company”), of proxies in the accompanying form to be used at our annual meeting of stockholders to be held on June 24, 2025 at 2:00 p.m., Eastern Time, and any continuation, postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www. meetnow.global/MSGDG5G and entering your control number included in your Notice of Internet Availability of Proxy Materials (the “Internet Notice”), on any proxy card you received or on the instructions that accompanied your proxy materials.

Holders of record of shares of our common stock, $0.001 par value per share, (the “Common Stock”) and Series A Convertible Preferred Stock, $0.001 par value per share (“Convertible Preferred Stock”) at the close of business on April 28, 2025 (the “Record Date”), will be entitled to notice of the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting. Stockholders of record of our Common Stock are entitled to vote at the Annual Meeting. Holders of our Convertible Preferred Stock are entitled to vote at the Annual Meeting, subject to the terms of the Convertible Preferred Stock as specified in the Amended and Restated Certificate of Designations for the Convertible Preferred Stock (the “Certificate of Designations”). For more information, see “Who can vote at the Annual Meeting?” below.

When are this Proxy Statement and the accompanying materials scheduled to be sent to stockholders?

This Proxy Statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2024 (the “2024 Annual Report”) will be released on or about May 8, 2025 to our stockholders on the Record Date.

Notice of Internet Availability of Proxy Materials.

As permitted by Securities and Exchange Commission (“SEC”) rules, Rhythm is making this Proxy Statement and its 2024 Annual Report available to its stockholders electronically via the Internet. On or about May 8, 2025, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this Proxy Statement and our 2024 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them, by following the instructions for requesting such materials contained on the Internet Notice.

The Internet Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and 2024 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet.

Who can vote at the Annual Meeting?

The Record Date for the Annual Meeting is April 28, 2025. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. As of the close of business on the Record Date, we had 63,597,942 shares of Common Stock outstanding.

The voting rights of the Convertible Preferred Stock are subject to the terms of the Convertible Preferred Stock as specified in the Certificate of Designations. Each outstanding share of Convertible Preferred Stock entitles the holder thereof to a number of votes equal to 20.8333 shares of Common Stock per $1,000 liquidation preference of Convertible Preferred Stock.

The holders of the Convertible Preferred Stock are affiliates of Baker Bros. Advisors L.P. (“Baker Brothers”) and entities affiliated with Perceptive Advisors LLC (“Perceptive”). Inclusive of the Common Stock issuable upon conversion of their respective shares of Convertible Preferred Stock, Baker Brothers beneficially held 12.0% of our Common Stock and Perceptive beneficially held 8.5% of our Common Stock as of the close of business on the Record Date. However, based on certain restrictions on the conversion of the Convertible Preferred Stock specified in the Certificate of Designations, a holder of Convertible Preferred Stock is not entitled to effect a conversion of any portion of its shares of Convertible Preferred Stock, or to vote in its capacity as a holder of shares of Convertible Preferred Stock with respect to matters submitted to holders of the Common Stock if, after giving effect to such conversion, that holder would beneficially own in excess of 4.99%, in the case of Baker Brothers, or 9.99%, in the case of Perceptive, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. As a result, of the 150,000 shares of Convertible Preferred Stock outstanding as of the close of business on the Record Date, of which Perceptive beneficially held 90,000 shares and Baker Brothers beneficially held 60,000 shares, Perceptive is entitled to 1,874,996 votes in respect of its Convertible Preferred Stock and Baker Brothers is not entitled to any votes in respect of its Convertible Preferred Stock at the Annual Meeting. For more information, see “Investment Agreement” in the section titled Certain Relationships and Related Party Transactions, and “Beneficial Ownership of Capital Stock.”

There is no cumulative voting.

Who can attend the Annual Meeting?

The Annual Meeting will be held entirely online this year. You may attend the Annual Meeting online only if you are a stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. You may attend and participate in the Annual Meeting by visiting the following website: www.meetnow.global/MSGDG5G. To attend and participate in the Annual Meeting, you will need the control number included in your Internet Notice, on any proxy card you received or on the instructions that accompanied your proxy materials. If you lose your control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.

If your shares are held in “street name,” as described below, you must register in advance to attend the Annual Meeting online or attend the Annual Meeting online using the control number provided by your bank or broker by following the instructions found under the caption “How do I vote?” below. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.

The meeting webcast will begin promptly at 2:00 p.m. Eastern Time. We encourage you to access the meeting prior to the start time, leaving ample time for check-in procedures.

What is the difference between a stockholder of record and beneficial owner of shares held in “street name”?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice of Annual Meeting and Proxy Statement were sent directly to you by the Company.

Beneficial Owner of Shares Held in “Street Name.”  If your shares are held in an account at a brokerage firm, bank, broker-dealer, nominee, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice and Proxy Statement were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote:

●	By Internet before the Annual Meeting. You may vote by proxy via the Internet at www.investorvote.com/RYTM by following the instructions provided on the Internet Notice or any proxy card you received.
●	By Telephone before the Annual Meeting. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-652-8683 and by following the instructions provided on the Internet Notice or any proxy card you received. You must have the control number that is included on the Internet Notice or proxy card when voting.
●	By Mail before the Annual Meeting. Complete and mail any proxy card you may have received in the accompanying postage prepaid envelope, and return the proxy card to Computershare Proxy Services, PO Box 43101, Providence, RI 02040-3101. Your proxy will be voted in accordance with your instructions. If you have received printed copies of these proxy materials and sign and return the enclosed proxy card but do not otherwise specify how you want your shares voted, they will be voted “FOR” the election of the Class II director nominees named herein to the Board, “FOR” the ratification of the selection of Ernst & Young LLP as Rhythm’s independent registered public accounting firm for the fiscal year ending December 31, 2025, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (the “Say-on-Pay Vote”), “FOR” the approval of an amendment to our Amended and Restated Certificate of Incorporation to provide for exculpation of officers (the “Officer Exculpation Amendment”), and “FOR” the approval of an adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve the Officer Exculpation Amendment (the “Adjournment Proposal”), and will be voted according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the meeting and at all continuations, adjournments and postponements thereof.
●	By Internet during the Annual Meeting. If you attend the meeting online, you will need the control number included in your Internet Notice or any proxy card you received or on the instructions that accompanied your proxy materials to vote electronically during the meeting.

Whether or not you expect to attend the Annual Meeting electronically, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting.

If you submit your proxy in advance, you may still decide to attend the Annual Meeting and vote your shares or change your vote via the Internet during the Annual Meeting.

Beneficial Owners of Shares Held in “Street Name.” If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee (also referred to as held in “street name”), you may:

●	Vote in Advance. You may vote in advance of the Annual Meeting by following the voting instructions provided by your broker or other nominee and, if desired, attend the Annual Meeting webcast as a “Guest.” Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form provided by the broker or other nominee.
●	Register to Attend the Annual Meeting in Advance. You may register to attend the Annual Meeting webcast as a stockholder in advance (allowing you to both vote and ask questions during the Annual Meeting). To register to attend the Annual Meeting online in advance, you must submit proof of your proxy power (legal proxy) reflecting your holdings in the Company along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 19, 2025. You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare in the following manner: (1) by email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com; or (2) by mail: Computershare, Rhythm Pharmaceuticals, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.
●	Attend the Annual Meeting Using a Control Number. We expect that the vast majority of beneficial holders will be able to attend and participate in the Annual Meeting by logging into the Annual Meeting using the control number received with the voting instruction form provided by your broker or other nominee. However, some beneficial holders may need to request a legal proxy and register in advance of the Annual Meeting pursuant to the instructions above under “Register to Attend the Annual Meeting in Advance.” Please contact your broker or other nominee to confirm whether your control number will allow you to access the Annual Meeting or whether you will need to obtain a legal proxy and register in advance.

You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote online.

What are the Board’s recommendations on how to vote my shares?

The Board recommends a vote:

●	Proposal 1: “FOR” the election of each of Jennifer Good and Edward T. Mathers as Class II directors.
●	Proposal 2: “FOR” the ratification of the selection of Ernst & Young LLP as Rhythm’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
●	Proposal 3: “FOR” the approval, on an advisory basis, of the Say-on-Pay Vote.
●	Proposal 4: “FOR” the approval of the Officer Exculpation Amendment.
●	Proposal 5: “FOR” the approval of the Adjournment Proposal.

Who pays the cost for soliciting proxies?

Rhythm will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding stock. Rhythm may solicit proxies by mail, personal interview, telephone or via the Internet through its officers, directors and other employees, who will receive no additional compensation for their services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.

Can I change or revoke my vote?

If you are a holder of record, you may revoke your proxy at any time before it is voted by notifying the Secretary of Rhythm in writing at our principal executive offices, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending and voting at the Annual Meeting.

If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change or revoke your vote.

How is a quorum reached?

The presence, online or by proxy, of holders of at least a majority of the issued and outstanding stock entitled to vote on the Record Date (with the Convertible Preferred Stock entitled to vote pursuant to the terms of the Certificate of Designations counted on an as-converted basis) is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes,” if any, will be counted as present and entitled to vote for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What are broker non-votes?

“Broker non-votes” are shares represented at the Annual Meeting held by brokers, banks or other nominees (i.e., in “street name”) which do not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Generally, nominees may vote to ratify the selection of independent auditors (Proposal No. 2) and on other “discretionary” or “routine” items. In contrast, nominees may not vote to elect directors (Proposal No. 1), to approve on an advisory (non-binding) basis of the compensation of our named executive officers (Proposal No. 3), to approve the Officer Exculpation Amendment (Proposal No. 4), or to approve the Adjournment Proposal (Proposal No. 5), because those proposals are considered “non-discretionary” items. Accordingly, if you do not instruct your broker, bank or other nominee how to vote your shares on “non-discretionary” matters, your broker, bank or other nominee will not be permitted to vote your shares on these matters. This is a “broker non-vote.”

What vote is required to approve each item?

Election of Directors (Proposal No. 1). Directors will be elected by a plurality of the votes cast (with the Convertible Preferred Stock entitled to vote pursuant to the terms of the Certificate of Designations voting, on an as-converted basis, together with the Common Stock as a single class). This means that the two individuals receiving the highest number of “FOR” votes will be elected as directors. Votes withheld and broker non-votes will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal No. 2). The affirmative vote of a majority of shares of our Common Stock and Convertible Preferred Stock (entitled to vote pursuant to the terms of the Certificate of Designations, voting on an as-converted basis), voting together as a single class, present or represented by proxy at the Annual Meeting and entitled to vote on the proposal, is required to ratify the selection of our independent auditors. An abstention is treated as present and entitled to vote and, therefore, has the effect of a vote “against” the proposal. Because the ratification of the selection of the independent auditors is a routine matter, a nominee holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner and, therefore, we do not expect any broker non-votes on this proposal.

Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers (“Say-on-Pay Vote”) (Proposal No. 3). The affirmative vote of a majority of shares of our Common Stock and Convertible Preferred Stock (entitled to vote pursuant to the terms of the Certificate of Designations, voting on an as-converted basis), voting together as a single class, present or represented by proxy at the Annual Meeting and entitled to vote on the proposal, is required to approve the compensation of our named executive officers. An abstention is treated as present and entitled to vote and, therefore, has the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

Approval of the Officer Exculpation Amendment (Proposal No. 4). The affirmative vote of a majority of the outstanding shares of our Common Stock and Convertible Preferred Stock (entitled to vote pursuant to the terms of the Certificate of Designations, voting on an as-converted basis), voting together as a single class, is required to approve the Officer Exculpation Amendment. Abstentions and broker non-votes will have the effect of votes “against” the proposal.

Approval of the Adjournment Proposal (Proposal No. 5). The affirmative vote of a majority of shares of our Common Stock and Convertible Preferred Stock (entitled to vote pursuant to the terms of the Certificate of Designations, voting on an as-converted basis), voting together as a single class, present or represented by proxy at the Annual Meeting and entitled to vote on the proposal, is required to approve the Adjournment Proposal. An abstention is treated as present and entitled to vote and, therefore, has the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, the presiding officer of the Annual Meeting may adjourn the Annual Meeting without notice other than announcement at the meeting.

Could other matters be decided at the Annual Meeting?

Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the Notice of Annual Meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the Record Date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our Corporate Secretary of the stockholder’s intention to bring such business before the meeting. As of the date of this Proxy Statement, Rhythm does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment to the same extent as the person signing the proxy would be entitled to vote. If you hold your shares through a broker, bank or other nominee as described above, the broker, bank or other nominee will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

Why hold a virtual meeting?

We believe that hosting a virtual meeting is in the best interest of the Company and its stockholders. A virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.meetnow.global/MSGDG5G. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. Please call 888-724-2416 (local) or +1 781-575-2748 (international) for assistance.

Will there be a question and answer session during the Annual Meeting?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the Company and the meeting matters, as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

●	irrelevant to the business of the Company or to the business of the Annual Meeting;
●	related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;

●	related to any pending, threatened or ongoing litigation;
●	related to personal grievances;
●	derogatory references to individuals or that are otherwise in bad taste;
●	substantially repetitious of questions already made by another stockholder;
●	in excess of the two question limit;
●	in furtherance of the stockholder’s personal or business interests; or
●	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?”.

What happens if the meeting is continued, postponed or adjourned?

Your proxy may be voted at the continued, postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one Internet Notice, proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be disclosed in a Current Report on Form 8-K within four business days after the Annual Meeting date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 24, 2025

The Notice of Annual Meeting of Stockholders, this Proxy Statement and our Annual Report to securityholders are available free of charge at www.edocumentview.com/RYTM or www.rhythmtx.com under “Investors & Media” at “SEC Filings.”

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with Rhythm’s certificate of incorporation and bylaws, each as currently amended and in effect, the Board is divided into three classes of directors of approximately equal size. The members of each class of directors are elected to serve a three-year term with the term of office of each class ending in successive years. Jennifer Good and Edward T. Mathers are the Class II directors whose terms expire at the Annual Meeting. Each of Jennifer Good and Edward T. Mathers has been nominated for, and has agreed to stand for, election to the Board to serve as a Class II director of Rhythm for three years until the 2028 Annual Meeting of Stockholders and until her or his successor is duly elected and qualified or until her or his earlier death, incapacity, resignation or removal.

It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of each of the two nominees listed above as director nominees. Rhythm has no reason to believe that any nominee will be unable to serve. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of Rhythm, principal occupation and other biographical material, is included under “Director Biographies” below. Based on voluntary self-identification by our directors, our Board consists of three female and five male directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE CLASS II DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

(PROPOSAL NO. 1)

BOARD OF DIRECTORS

Board Composition and Structure

Our certificate of incorporation and bylaws, each as currently amended and in effect, state that our Board shall consist of a number of directors that shall be fixed exclusively by the Board from time to time in accordance with the bylaws of the Company. Each director holds office until his or her successor is duly elected and qualified or until his or her death, incapacity, resignation or removal. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of Rhythm entitled to vote in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Any vacancy in the Board, including a vacancy that results from an increase in the number of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Our certificate of incorporation, as currently amended and in effect, provides that our Board is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws, our current Class I directors will serve until the 2027 Annual Meeting of Stockholders; our current Class II directors, if elected at the Annual Meeting, will serve until the 2028 Annual Meeting of Stockholders; and our current Class III directors will serve until the 2026 Annual Meeting of Stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by our Board among the three classes as equally as possible.

The current size of our Board is fixed at nine directors.

Below is a list of the names, ages as of April 29, 2025 and classification of the individuals who currently serve as our directors, two of whom are also nominees to be re-elected at the Annual Meeting.

Name	Age	Position(s)	Class	Term Expires
Stuart A. Arbuckle(1)	59	Director	I	2027
Camille L. Bedrosian, M.D.(1)(3)	72	Director	III	2026
Jennifer Good(2)	60	Director	II	2025
Christophe R. Jean(2)	69	Director	I	2027
Edward T. Mathers(3)	65	Lead Director	II	2025
David W. J. McGirr(2)(3)	70	Director	III	2026
David P. Meeker, M.D.	70	Director, Chairman of the Board	III	2026
Lynn A. Tetrault, J.D.(1)	62	Director	I	2027
(1)	Member of the Compensation & Management Development Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.

In consultation with the Governance and Nominating Committee, the Board has determined that the classified board structure remains appropriate for us at this time. A classified board provides for stability, continuity and experience among our Board. Further, the Board believes that building a cohesive board is an important goal. In our industry in particular, long-term focus is critical. The time horizon required for successful development of pharmaceuticals makes it vital that we have a board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of Rhythm’s business and operations. A classified board structure helps to ensure that there will be the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of our long-term value and success. The future success of Rhythm depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

Director Biographies

Information concerning our continuing directors and director nominees is set forth below. The biographical description of each continuing director and director nominee includes the specific experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director.

Class II Directors (Nominees Standing for Re-Election)

Jennifer Good

Ms. Good has served as a member of our Board since June 2019. She is a co-founder of Trevi Therapeutics, Inc., a clinical-stage biopharmaceutical company, and has served as a member of the board of directors and as the President and Chief Executive Officer of Trevi Therapeutics, Inc. since its inception in 2011. Previously, Ms. Good served at Penwest Pharmaceuticals Co. from 1997 to 2010, where she held various positions including President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. Ms. Good received a Bachelor of Business Administration degree with a concentration in accounting from Pacific Lutheran University in 1987 and is a Certified Public Accountant (inactive).

The Board considered the role Ms. Good played in the founding and growth of Trevi Therapeutics, Inc. and her senior executive roles at publicly traded life sciences companies, as well as her service on the boards of directors of biotechnology companies and other organizations, in concluding that she is qualified to serve as a director.

Edward T. Mathers

Mr. Mathers has served as a member of our Board since 2013 and as Lead Director since December 2020. Mr. Mathers joined New Enterprise Associates, Inc., a venture capital firm focusing on technology and healthcare investments, in 2008 and is currently a Partner at the firm. Mr. Mathers currently serves on the boards of directors of Inozyme Pharma, Inc., Trevi Therapeutics, Inc., Reneo Pharmaceuticals, Inc., Senti Biosciences, Inc., and Synlogic, Inc. Mr. Mathers also serves on the boards of directors of numerous private companies. Mr. Mathers previously served on the board of directors of ObsEva SA until June 2023, Akouos, Inc. from October 2017 to December 2022 and Mirum Pharmaceuticals from November 2019 to September 2022. Prior to joining New Enterprise Associates, Mr. Mathers served in various corporate development roles at MedImmune, Inc., a biotechnology company that was acquired by AstraZeneca PLC in 2007, culminating in the position of Executive Vice President, Corporate Development and Venture. In this role, he also led the company’s venture capital subsidiary, MedImmune Ventures, Inc. Prior to that, Mr. Mathers was Vice President, Marketing and Corporate Licensing and Acquisitions at Inhale Therapeutic Systems, Inc., a biopharmaceutical company, which is now known as Nektar Therapeutics, Inc. Previously, for 15 years, Mr. Mathers was at Glaxo Wellcome, Inc., where he held sales and marketing positions of increasing responsibility. Mr. Mathers received a B.S. in chemistry from North Carolina State University.

The Board considered Mr. Mathers’ senior executive roles in publicly traded life sciences companies, his extensive experience as a venture capitalist, as well as his service on the boards of directors of numerous biotechnology companies, in concluding that he is qualified to serve as a director.

Continuing Directors Not Standing for Re-Election at the 2025 Annual Meeting

Stuart A. Arbuckle

Mr. Arbuckle has served as a member of our Board since July 2019. He currently serves as Executive Vice President and Chief Operating Officer at Vertex Pharmaceuticals Incorporated, a biopharmaceutical company, a role he has held since August 2021, where he is responsible for the company’s global commercial team, including reimbursement and access, sales, marketing, patient support, market research and other activities that support the approved use of Vertex’s cystic fibrosis medicines. Mr. Arbuckle also oversees the Human Resources, Corporate Communications and Program and Portfolio Management functions. Prior to assuming his current role, he served as Executive Vice President and Chief Commercial Officer at Vertex from September 2012 to March 2021. On February

10, 2025, Vertex announced the retirement of Mr. Arbuckle, effective on July 1, 2025. Prior to joining Vertex, Mr. Arbuckle held several commercial leadership positions at Amgen Inc., including leading sales and marketing efforts for Amgen Inc.’s portfolio of cancer medicines, such as Aranesp®, Neulasta® injection and NEUPOGEN®, and leading the successful launches of XGEVA® injection and Nplate® injection. Most recently, he served as Vice President and Regional General Manager at Amgen Inc., where he led efforts to expand the company’s presence in Asia, the Middle East, and Africa. Prior to these roles, Mr. Arbuckle spent 15 years at GlaxoSmithKline plc, where he held sales and marketing roles for medicines aimed at treating metabolic, respiratory, musculoskeletal, cardiovascular and other diseases. Mr. Arbuckle served as a board member of ImmunoGen, Inc. from January 2019 to February 2024. Mr. Arbuckle holds a BSc in Pharmacology and Physiology from the University of Leeds in the United Kingdom.

The Board considered Mr. Arbuckle’s senior executive roles at publicly-held life sciences companies, as well as his service on the boards of directors of biotechnology companies and organizations, in concluding that he is qualified to serve as a director.

Camille L. Bedrosian, M.D.

Dr. Bedrosian has served as a member of our Board since December 2020. Since November 2023, Dr. Bedrosian has served as Chief Medical Officer of Amylyx Pharmaceuticals, Inc., a biotechnology company. From May 2023 to November 2023, Dr. Bedrosian served as Strategic Development Advisor at Ultragenyx Pharmaceutical Inc., a rare disease company with a diverse portfolio of approved therapies and product candidates, where she provided strategic guidance to the clinical development and translational research programs. From January 2018 to May 2023, Dr. Bedrosian served as Executive Vice President and Chief Medical Officer at Ultragenyx. Previously, Dr. Bedrosian served as Senior Vice President and Chief Medical Officer at Alexion Pharmaceuticals, Inc., a biopharmaceutical company, from May 2008 to January 2018, where she provided leadership for the development of drugs and drug candidates including those designed to address devastating rare diseases such as Soliris(r) (eculizumab). Prior to this, she served as Chief Medical Officer at ARIAD Pharmaceuticals, as well as in the Clinical Research and Development Department of Genetics Institute, Inc. Dr. Bedrosian currently serves on the board of directors of Crinetics Pharmaceuticals, Inc. Before transitioning to the biotechnology industry, Dr. Bedrosian was an Assistant Professor of Medicine at Duke University Medical Center where she was a member of the Duke Comprehensive Cancer Center. Dr. Bedrosian holds an A.B. from Harvard University, M.D. from Harvard Medical School, and M.S. in Biophysics from the Massachusetts Institute of Technology.

The Board considered Dr. Bedrosian’s scientific expertise and extensive experience serving as a Chief Medical Officer at companies engaged in the development of drugs for the treatment of rare diseases in concluding that she is qualified to serve as a director.

Christophe R. Jean

Mr. Jean has served as a member of our Board since 2015. He is currently a Strategic Advisor for Oraxys S.A., a private equity firm, a role he has held since June 2019, and an External Advisor to Bain & Company, a management consulting firm, since January 2025. Mr. Jean previously served as a Senior Advisor for JSB Partners, LLC, a specialized biotechnology and pharmaceutical investment banking and advisory services firm, from November 2018 until December 2019. Previously, Mr. Jean served as Executive Vice President of Corporate Strategy, Business Development, Alliances and M&A for Ipsen S.A., a pharmaceutical company, from 2013 until his retirement in July 2018, after serving for 11 years in the position of Executive Vice President, Chief Operating Officer, with responsibility for all commercial operations and medical affairs worldwide as well as Ipsen S.A.’s therapeutic area franchises. Prior to joining Ipsen S.A., Mr. Jean was President and CEO for the pharmaceutical activities of the Pierre Fabre Group and President of Europe, Middle East, and Africa for Novartis Pharma AG’s Pharmaceutical Division. Prior to the merger of Ciba-Geigy AG and Sandoz Inc. that formed Novartis Pharma AG, he held a number of marketing and management positions in Europe and Latin America for Ciba-Geigy AG, culminating as Head of Finance and IT Worldwide and Member of the Pharma Executive Committee. Mr. Jean also serves on the boards of directors of private companies. He holds an M.B.A. from Harvard Business School.

The Board considered Mr. Jean’s international business experience and executive leadership at several of the world’s leading pharmaceutical companies and his long career in commercial leadership roles in concluding that he is qualified to serve as a director. The Board also considered Mr. Jean’s extensive experience in commercializing therapeutics outside of the United States.

David W.J. McGirr

Mr. McGirr has served as a member of our Board since 2015. Mr. McGirr serves as a director of X4 Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company focused on the discovery and development of novel therapeutics designed to improve immune cell trafficking to treat rare diseases and cancer, and Insmed Incorporated, a pharmaceutical company devoted to the treatment of rare diseases. Previously, Mr. McGirr held various roles at Cubist Pharmaceuticals, including Senior Advisor to the chief executive officer and Senior Vice President and Chief Financial Officer. Prior to joining Cubist, Mr. McGirr was the President and Chief Operating Officer of Hippo Inc., an internet technology, venture-financed company. Before that, he held roles of increasing responsibility at GAB Robins North America, Inc., a risk management company, including as Chief Executive Officer. Earlier in his career, Mr. McGirr served in various positions within the S.G. Warburg Group, ultimately as Chief Financial Officer, Chief Administrative Officer and Managing Director of S.G. Warburg & Co., Inc. Mr. McGirr received a B.Sc. in Civil Engineering from the University of Glasgow and received an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. McGirr has been designated an audit committee financial expert as defined in applicable SEC rules.

In concluding that he is qualified to serve as a director, the Board considered Mr. McGirr’s deep experience in corporate finance and financial reporting, as well as his knowledge, perspective and corporate governance expertise. The Board also considered that his expertise in financial and accounting matters, his prior experience as Chief Financial Officer of a leading biotechnology company, and his service on other public company boards and committees would significantly benefit the Company.

David P. Meeker, M.D.

Dr. Meeker has served as a member of our Board since 2015 and became Chairman of the Board in April 2017. Dr. Meeker has served as our President and Chief Executive Officer since July 2020. Previously, Dr. Meeker served as CEO of KSQ Therapeutics, Inc., a biotechnology company, from October 2017 to July 2020. From October 2011 until June 2017, Dr. Meeker served as President and CEO of Genzyme Corporation and subsequently as EVP, Head Sanofi Genzyme, a unit of Sanofi S.A., a global pharmaceutical company. Dr. Meeker oversaw the company’s specialty business units—Rare Diseases, Multiple Sclerosis, Oncology and Immunology. As an Executive Vice President of Sanofi S.A., he was a member of Sanofi S.A.’s Executive Committee. Dr. Meeker joined Genzyme Corporation in 1994 as Medical Director to work on the Cystic Fibrosis Gene Therapy program. Subsequently, as Vice President, Medical Affairs, he was responsible for the development of rare disease therapies that today represent transformative and life-saving advancements in medicine for patients. Prior to Genzyme Corporation’s merger with Sanofi S.A. in 2011, Dr. Meeker was Genzyme Corporation’s Chief Operating Officer, responsible for its commercial organization, overseeing its business units, country management organization and global market access functions. He played an important role in the integration with Sanofi S.A. Prior to joining Genzyme Corporation, Dr. Meeker was the director of the Pulmonary Critical Care Fellowship at the Cleveland Clinic and an assistant professor of medicine at Ohio State University. Dr. Meeker is currently Chairman of the board of directors of Pharvaris GmbH and the Chairman of the board of directors of Trevi Therapeutics, Inc. He has authored more than 40 articles and multiple book chapters. Dr. Meeker received his M.D. from the University of Vermont Medical School. He completed the Advanced Management Program at Harvard Business School in 2000.

In concluding that he is qualified to serve as a director, the Board considered Dr. Meeker’s deep experience as a senior executive at leading global pharmaceutical companies, including his experience serving as our President and Chief Executive Officer, and his involvement in the development and commercialization of pharmaceutical product candidates for the treatment of rare and ultra-rare diseases. The Board also considered the integral role he played in the growth of Genzyme during its period of rapid growth. The Board also noted Dr. Meeker’s extensive scientific and clinical experience, both in academia and as part of one of the world’s leading medical institutions.

Lynn A. Tetrault, J.D.

Ms. Tetrault has served as a member of our Board since December 2020. Ms. Tetrault currently serves as a board member and Independent Chairperson of NeoGenomics, Inc., a publicly held oncology diagnostics company, and served as Interim Chief Executive Officer of NeoGenomics from March 2022 to August 2022. She joined the board of NeoGenomics in 2015. Ms. Tetrault has served on the board of directors of Acelyrin, Inc., a publicly held biotechnology company, since December 2023. Ms. Tetrault spent most of her career at AstraZeneca PLC serving in a variety of senior positions, including most recently as Executive Vice President of Human Resources and Corporate Affairs from May 2007 to March 2014. In May 2017, Ms. Tetrault founded Anahata Leadership, Inc., an advisory firm focused on supporting the leadership and development of executive women, and she continues to serve as its principal. Ms. Tetrault began her career as a lawyer in private healthcare practice in Boston. Ms. Tetrault holds a B.A. from Princeton University and a J.D. from the University of Virginia.

In concluding that she is qualified to serve as a director, the Board considered Ms. Tetrault’s significant experience as a senior executive at a global biopharmaceutical company, her strong background in executive leadership, and her service on the boards of several publicly held healthcare companies.

CORPORATE GOVERNANCE

Director Independence

Under the rules of The Nasdaq Stock Market LLC, or Nasdaq, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit committee and compensation committee be independent and satisfy additional independence criteria set forth in Rules 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by our directors and nominees concerning their background, employment and affiliations, including family relationships, our Board has determined, upon the recommendation of our Governance and Nominating Committee, that each of Stuart A. Arbuckle, Camille L. Bedrosian, M.D., Jennifer Good, Christophe R. Jean, Edward T. Mathers, David W. J. McGirr and Lynn A. Tetrault, J.D. has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of Nasdaq and the Securities and Exchange Commission, or SEC. Our Board has also determined that each of the current members of our Audit Committee and our Compensation & Management Development Committee as set forth in the “Board Committees” section below satisfies the heightened independence standards for such committee. In making such determination, our Board considered the relationships that each non-employee director has with Rhythm and all other facts and circumstances deemed relevant in determining their independence.

There are no family relationships among any of our directors, nominees or executive officers.

Board Meetings, Attendance and Executive Sessions

The Board held four meetings during the year ended December 31, 2024. All board members attended at least 75% of the meetings of the Board and the committees of the Board on which they served.

Executive sessions without management present are held regularly.

Rhythm encourages its directors to attend the Annual Meeting. All eight members of the Board attended the 2024 Annual Meeting of Stockholders.

Board of Directors Leadership Structure

Our Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. At the current time, David P. Meeker, M.D., our President and Chief Executive Officer, serves as Chairman of the Board. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is best for our company and our stockholders at this time because it promotes unified leadership by Dr. Meeker and allows for a single, clear focus for management to execute the Company’s strategy and business plans. If the Chairman of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide for the appointment by the independent directors of a Lead Director. The independent directors have appointed Edward T. Mathers as the Lead Director. The Lead Director’s responsibilities include, but are not limited to, presiding over all meetings of the Board of Directors at which the Chairman of the Board is not present, including any executive sessions of the independent directors, and acting as liaison between the independent directors of the Board and the Chief Executive Officer and the Chairman of the Board. Our Board is comprised of individuals with extensive experience with the biotechnology and pharmaceutical industries and a majority of our directors meet the independence standards of Nasdaq. For these reasons and because of the strong leadership of Dr. Meeker as Chairman of the Board and Chief Executive Officer and the counterbalancing role of the Lead Director, our Board has concluded that our current leadership structure is appropriate at this time. However, our

Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board of Directors’ Role in Risk Oversight

The Audit Committee of the Board is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives reports from management regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board, which also considers our risk profile. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies, including business continuity risks, and our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee and the Board also monitor compliance with legal and regulatory requirements. In addition, our Compensation & Management Development Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, and the Governance and Nominating Committee oversees risks associated with the independence of the Board and also considers and approves or disapproves any related person transactions and monitors the effectiveness of our corporate governance guidelines.

While the Board oversees our risk management, management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board of Directors at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the leadership structure of our Board, which also emphasizes the independence of the Board in its oversight of its business and affairs, supports this approach.

Board Committees

Our Board has established the following standing committees: an Audit Committee, a Compensation & Management Development Committee, and a Governance and Nominating Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of the Audit Committee, Compensation & Management Development Committee and Governance and Nominating Committee operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval. The charters for the Audit Committee, Compensation & Management Development Committee, and Governance and Nominating Committee are all available on our website at www.rhythmtx.com under “Investors & Media” at “Corporate Governance.”

The following table describes which directors serve on each of the Board committees.

Governance and
	Nominating	Compensation & Management	Audit
Name:	Committee	Development Committee	Committee
Stuart A. Arbuckle		X
Camille L. Bedrosian, M.D.	X	X
Jennifer Good			X
Christophe R. Jean			X
Edward T. Mathers	X*
David W. J. McGirr	X		X*
Lynn A. Tetrault, J.D.		X*
*	Denotes chair of committee.

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee is responsible for the following: assisting the Board in oversight of the independent auditors’ qualifications, independence and performance; the engagement, retention and compensation of the independent auditors; reviewing the scope of the annual audit; reviewing and discussing with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviewing our risk assessment and risk management processes, including our financial risk exposures; reviewing our cybersecurity, information security and technology risks, and the Company’s programs and procedures to assess, monitor, manage and mitigate those risks; establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and approving audit and permissible non-audit services provided by our independent auditor.

The current members of our Audit Committee are David W.J. McGirr, who is the chair of the Audit Committee, Jennifer Good and Christophe R. Jean. All current members of our Audit Committee meet, and Stuart Arbuckle, who served on our Audit Committee until March 2024 met, the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. McGirr is an audit committee financial expert as defined under SEC rules and has the requisite financial sophistication under applicable rules and regulations of Nasdaq as a result of, among other things, his senior-level executive experience, including his service as Chief Financial Officer of Cubist Pharmaceuticals, Inc. from November 2002 to March 2013. All of the current members of our Audit Committee, as well as Stuart Arbuckle, who served on our Audit Committee until March 2024, are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq.

During the year ended December 31, 2024, the Audit Committee met five times. The report of the Audit Committee is included in this Proxy Statement under “Audit Committee Report.”

Compensation & Management Development Committee

Our Compensation & Management Development Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Our Compensation & Management Development Committee is also responsible for making recommendations to the full Board regarding non-employee director compensation. In addition, among other things, our Compensation & Management Development Committee evaluates annually, in consultation with the Board, the performance of our chief executive officer, reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Although our chief executive officer does not participate in decisions involving his own compensation, his recommendations and input, along with input from other executive officers, are often taken into consideration by the Committee when making compensation decisions.

Our Compensation & Management Development Committee also administers our equity compensation plans, including approving, or recommending to our Board for approval, issuances of stock options and other awards under such plans. The Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time as further described in its charter. The Committee may also delegate, or recommend to our Board that it delegate, to our chief executive officer the authority to approve equity awards under our equity plans, as further described in its charter and to the extent permitted under our equity plans.

The Compensation & Management Development Committee also reviews and approves, on an annual basis, the selection of a peer group of companies to be used for comparison purposes in the context of executive and Board compensation determinations.

In addition, the Compensation & Management Development Committee administers and oversees the Company’s compliance with the compensation recovery policy required by applicable SEC and Nasdaq rules.

The Compensation & Management Development Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. For discussion of the role of compensation consultants in determining executive and non-employee director compensation, please refer to “Executive Compensation” and “Director Compensation” below.

Our Compensation & Management Development Committee is also responsible for overseeing and periodically reviewing strategies, policies and practices with respect to human capital management and management development, such as: workplace environment and culture; employee engagement and effectiveness; and talent recruitment, development and retention. The Compensation & Management Development Committee will also assist the Board in developing and evaluating potential candidates for executive positions and oversee the development of succession plans.

The current members of our Compensation & Management Development Committee are Lynn A. Tetrault, J.D., who is the chair of the Compensation & Management Development Committee, Camille Bedrosian, M.D. and Stuart Arbuckle. All members of our Compensation & Management Development Committee are independent under applicable rules and regulations of the SEC and Nasdaq.

During the year ended December 31, 2024, the Compensation & Management Development Committee met four times.

Compensation and Management Development Committee Interlocks and Insider Participation

The Compensation & Management Development Committee currently consists of Lynn A. Tetrault, J.D., Camille Bedrosian, M.D. and Stuart Arbuckle. During the year ended December 31, 2024, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation & Management Development Committee; (ii) served as a director of another entity, one of whose executive officers served on our Compensation & Management Development Committee; or (iii) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our Board.

Governance and Nominating Committee

Our Governance and Nominating Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board, the identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. In addition, our Governance and Nominating Committee oversees our corporate governance guidelines, oversees our strategy, initiatives and policies concerning corporate social responsibility, including environmental, social and governance matters, makes recommendations as to which directors satisfy applicable independence requirements, reviews and assesses the adequacy of our certificate of incorporation, bylaws and committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews policies and procedures with respect to any related party transactions and oversees our Board self-evaluation process.

The current members of our Governance and Nominating Committee are Edward T. Mathers, who is the chair of the Governance and Nominating Committee, Camille Bedrosian, M.D. and David W.J. McGirr. All of the members of our Governance and Nominating Committee are independent under applicable rules and regulations of Nasdaq.

During the year ended December 31, 2024, the Governance and Nominating Committee met one time.

Policies Governing Director Nominations

Director Nomination Process

Our Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the Governance and Nominating Committee, with the expectation that other members of the Board and of management will be requested to take part in the process as appropriate. The Governance and Nominating Committee makes recommendations to the Board regarding the size and composition of the Board. The Governance and Nominating Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Governance and Nominating Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of Rhythm’s business and, in furtherance of this goal, for proposing the resignation of members for purposes of ensuring the appropriate members and skills. The Governance and Nominating Committee recommends, and the Board nominates, candidates to stand for election as directors.

Generally, our Governance and Nominating Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through recommendations submitted by stockholders or through such other methods as the Governance and Nominating Committee deems to be helpful to identify candidates. Once candidates have been identified, our Governance and Nominating Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Governance and Nominating Committee. The Governance and Nominating Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Governance and Nominating Committee deems to be appropriate in the evaluation process. The Governance and Nominating Committee then meets as a group to discuss and evaluate the qualifications and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Governance and Nominating Committee recommends to the Board for approval candidates as director nominees for election to the Board.

Stockholders may also recommend potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Governance and Nominating Committee, c/o Secretary, 222 Berkeley Street, 12th Floor, Boston, MA 02116. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Governance and Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process described above, and applying substantially the same criteria set forth below under “Minimum Qualifications,” as it follows for candidates submitted by others.

To nominate a person to stand for election as a director, a stockholder must provide our Secretary with timely notice of the nomination and the notice must include the information required by Section 2.12(c) of our bylaws. Nominations must also comply with the requirements of Rule 14a-19 under the Exchange Act. Additional information regarding requirements for stockholder nominations of director candidates for next year’s annual meeting is described in this Proxy Statement under “General Matters-Stockholder Proposals and Nominations.”

Minimum Qualifications

Our Governance and Nominating Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board’s selection as nominees for the Board and as candidates for appointment to the Board’s committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of our stockholders. Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity in experience and perspective, management skills and business experience. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced.

In evaluating the suitability of individual candidates (both proposed director candidates and current Board members), our Governance and Nominating Committee may consider, in addition to the minimum qualifications and other criteria for board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board. Although we have no formal policy regarding board diversity, we consider each individual in the context of the Board as a whole, and our Governance and Nominating Committee’s priority in selecting Board members is the identification of persons who will further the interests of Rhythm through an established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our growth strategy. The Governance and Nominating Committee will consider candidates recommended by stockholders. See “Director Nomination Process” above.

Stockholder Engagement and Communications

Members of the Rhythm management team actively engaged with stockholders during 2024, consistent with our commitment to enabling open and ongoing dialogue with stockholders and potential investors, with meetings held both in person and via video conference. According to internal records, we engaged with representatives of more than 175 institutional stockholders or prospective investors in 2024, representing the holders of approximately 75% or more of our outstanding Common Stock as of March 31, 2025. In addition, members of our management team participated in approximately 20 financial conferences, sponsored “bus” tours, non-deal roadshows, conference calls dedicated to specific Company news topics and additional investor events.

This active engagement enables us to better understand the perspectives of our stockholders. Through our active stockholder engagement, we provided regular business updates relative to global commercial efforts, clinical development, U.S. and EU regulatory strategy and milestones, and guidance on financial resources. Our robust engagement also enables feedback channels that provide a valuable way to receive ongoing input from our stockholders.

Stockholders wishing to communicate with our Board may do so by writing to the Board or to the non-employee members of the Board as a group, at:

Rhythm Pharmaceuticals, Inc.
222 Berkeley Street, 12th Floor
Boston, MA 02116
Attention: Secretary

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Secretary that it is a communication for the Board. Upon receiving such a communication, the Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Secretary will not forward any communication determined in good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have a code of business conduct and ethics that applies to all of our employees, including our executive officers and those employees responsible for financial reporting, and directors. The code of business conduct and ethics is available on our website at www.rhythmtx.com under “Investors & Media” at “Corporate Governance”; or by requesting a copy, free of charge, in writing from our Secretary at Rhythm Pharmaceuticals, Inc., 222 Berkeley Street, 12th Floor, Boston, MA 02116. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver under, a provision of the code of business conduct and ethics, as well as Nasdaq’s requirement to disclose waivers with respect to directors and executive officers, by posting such information on our website at the address specified above within four business days following the date of such amendment or waiver.

A copy of our corporate governance guidelines may also be accessed free of charge by visiting our website at www.rhythmtx.com under “Investors & Media” at “Corporate Governance” or by requesting a copy from our Secretary at our principal executive offices above.

Global Insider Trading Policy; Anti-Hedging and Pledging

We have adopted a Global Insider Trading Policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers, and employees. We believe that our Global Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. A copy of our Global Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Pursuant to our Global Insider Trading Policy, we prohibit our directors, officers and employees from engaging in any hedging or monetization transactions relating to our equity securities, including through the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. We also prohibit our directors, officers and employees from holding our equity securities in a margin account or otherwise pledging our equity securities as collateral for a loan.

Sustainability Overview

Social Impact

Rhythm believes that its core mission will have a significantly positive impact on society. Obesity is an epidemic affecting hundreds of millions of people worldwide, and current treatment approaches have demonstrated limited long-term success for most obese patients. Addressing early-onset obesity, even among rare disease populations, confronts one of the most pernicious aspects of one of the world’s most impactful public health problems. While we are focused on a rare subset of people with severe obesity, those who suffer from early-onset, severe obesity and hyperphagia caused by certain genetic variants or hypothalamic injury, we are focused on advancing the understanding of the biology and genetics of obesity and expanding genetic testing to improve diagnosis of rare genetic diseases of obesity. These efforts include Uncovering Rare Obesity (URO) and Rare Obesity Advanced Diagnosis (ROAD), our U.S.- and Europe-based genetic testing programs, respectively. These programs raise awareness and bring access to genetic testing into the community setting. Currently available physician-ordered genetic testing panels are often cost prohibitive, while many consumer genetic tests are incomplete when it comes to genetic diseases of obesity. As of December 31, 2024, we had collected and analyzed almost 100,000 genetic samples from individuals with severe obesity with URO, ROAD and additional sources.

In 2024, Rhythm participated in a number of charitable efforts either by a direct donation or through a partnership in order to enable our employees to support non-profit organizations. For example, we facilitated participation of our employees in the Wonderfund Holiday Gift Drive that provides holiday presents to children in foster care who are supported by the Massachusetts Department of Children and Family Services. We also donated to the Biomedical Science Careers program, which supports socioeconomically disadvantaged students in their pursuit of a career in science, and we employed a paid summer employee through the Project Onramp program of Life Science Cares. In addition, we supported the Dimock Center, a community health center serving Roxbury, a lower-income community in

Boston. Our Chairman and CEO, Dr. David Meeker, M.D. is an active Board member of both the Biomedical Science Careers Program and the Dimock Center.

Integrating Sustainability

In the context of being a mission-driven organization, we are incorporating our existing approach to environmental, social and governance (ESG) matters into our governance mechanisms. The Board has delegated to the Governance and Nominating Committee oversight responsibility with respect to our strategy, initiatives and policies concerning corporate social responsibility, including ESG matters. In 2024, we published our first ESG report, the Rhythm Pharmaceuticals 2023 Inaugural Sustainability Report.

Human Capital

We believe that our future success largely depends upon our continued ability to attract and retain highly skilled employees. We emphasize a number of measures and objectives in managing our human capital assets, including, among others, employee engagement, development and training, talent acquisition and retention, employee wellness, collaboration, inclusion, and compensation and pay equity. As of April 29, 2025, we had 302 employees and active recruitment efforts to grow further. We also work with consultants and contractors to provide both specific expertise and flexibility for our business needs.

We believe that developing and growing an inclusive culture is critical to continuing to attract and retain the top talent necessary to deliver on our growth strategy. As such, we are investing in a work environment where our employees feel inspired and included. We work to ensure our employees understand and embrace our commitment to our patient community and our focus on changing the paradigm for treatment of hyperphagia and severe obesity caused by rare melanocortin-4 receptor (MC4R) pathway diseases by hearing directly from patients and caregivers on a regular basis at our monthly all-hands meetings. We also have strong partnerships with patient advocacy organizations such as the Bardet-Biedl Foundation and the Raymond A. Wood Foundation, and we frequently engage with and gather feedback from patients and caregivers to guide our work. We are committed to fostering relationships with members of the rare disease communities we serve to create a positive impact on the lives of patients. We value our employees’ courage to ask bold questions and their commitment to learning and collaboration, as each person brings a unique contribution to furthering our mission. Grounded in these guiding principles, we believe we have developed a collaborative environment where our colleagues feel respected, valued, and can contribute to their fullest potential.

DIRECTOR COMPENSATION

We maintain a non-employee director compensation program that is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Our Compensation & Management Development Committee periodically reviews the compensation of our non-employee directors and, as applicable, makes recommendations to the Board for its consideration of changes to our non-employee director compensation program. Our Compensation & Management Development Committee compares the compensation of our Board to compensation paid to non-employee directors of similarly sized public companies. Our Compensation & Management Development Committee also considers the responsibilities we ask of the members of our Board along with the amount of time required to perform those responsibilities.

Under our director compensation program, we provide our non-employee directors with cash retainers and equity awards in the form of stock options and restricted stock units (“RSUs”). We do not pay any compensation to our President and Chief Executive Officer in connection with his service on our Board. The compensation that we pay to our President and Chief Executive Officer is discussed in the “Executive Compensation” section of this Proxy Statement.

Following an analysis of director compensation levels prepared by the Compensation & Management Development Committee’s compensation consultant, Pay Governance, in June 2024 the Compensation & Management Development Committee recommended and the Board approved an updated director compensation program, which became effective on June 18, 2024.

Pursuant to our director compensation program, for 2024, each non-employee director received an annual retainer fee of $50,000 paid in arrears, in addition to other annual retainers, as applicable depending on their roles within the Board and its committees. Below is a list of all annual retainers for non-employee directors:

Non-Employee Director	Annual Fee
Annual Cash Retainer	$50,000
Lead Director	$35,000
Non-Executive Chair	$30,000
Chair of the Audit Committee	$20,000
Member of the Audit Committee (other than chair)	$10,000
Chair of the Compensation & Management Development Committee*	$20,000
Member of the Compensation & Management Development Committee (other than chair)*	$10,000
Chair of the Governance and Nominating Committee	$10,000
Member of the Governance and Nominating Committee (other than chair)	$5,000
*

Effective June 18, 2024, the annual cash retainer for the Chair of the Compensation & Management Development Committee and members of such committee was increased from $15,000 to $20,000 and from $7,500 to $10,000, respectively.

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

In addition, during 2024, each individual initially appointed or elected to the Board as a non-employee director was eligible to receive (i) for initial appointments or elections occurring prior to June 18, 2024, an initial option award to purchase up to 34,000 shares of our Common Stock or (ii) for initial appointments or elections occurring on or after June 18, 2024, an initial option award to purchase 28,000 shares of our Common Stock and an initial award of 8,000 RSUs. The awards are granted under our 2017 Equity Incentive Plan on the date he or she first becomes a non-employee director. These initial awards vest annually over a three-year period from the date of grant, subject to continued service as a non-employee director through the vesting date. In addition, on June 18, 2024, which was the originally scheduled date of our 2024 annual meeting of stockholders, each continuing non-employee director who served on the Board for a minimum of six months was eligible to receive an option to purchase 14,000 shares of our Common Stock and 4,000

RSUs, both of which will vest in full upon the earlier of the first anniversary of the date of grant or the date of our 2025 annual meeting of stockholders. No annual equity awards were granted to our continuing directors on the date of the annual meeting on September 18, 2024. The exercise price for each of the option grants is equal to the fair market value of our Common Stock on the date of grant. All outstanding equity awards held by our non-employee directors vest in full immediately prior to the occurrence of a change in control. Our director compensation program includes a limit on the grant date fair value of the annual equity awards granted to continuing non-employee directors of $600,000. If the grant date fair value would otherwise exceed this limit, the annual equity awards will be reduced using a fixed ratio of 1.5 options for every 1 RSU to the minimum extent necessary for the grant date fair value to not exceed this limit.

2024 Director Compensation Table

The following table sets forth information regarding compensation earned by our non-employee directors during fiscal year 2024. Dr. Meeker did not receive any compensation for his service on our Board while employed as our President and Chief Executive Officer during 2024.

	Fees Earned	Stock	Option
	or Paid	Awards	Awards	Total
Name	in Cash ($)(1)	($)(2)	($)(2)	($)
Stuart Arbuckle	$61,333	$165,560	$398,782	$625,675
Camille Bedrosian, M.D.	$63,833	$165,560	$398,782	$628,175
Jennifer Good	$57,500	$165,560	$398,782	$621,842
Christophe R. Jean	$60,000	$165,560	$398,782	$624,342
Edward T. Mathers	$95,000	$165,560	$398,782	$659,342
David W. J. McGirr	$75,000	$165,560	$398,782	$639,342
Lynn A. Tetrault	$67,667	$165,560	$398,782	$632,008
(1)	Amounts represent annual cash compensation earned for services rendered by each member of the Board. Totals may not foot due to rounding.
(2)	Amounts reflect the full grant-date fair value of stock options and RSUs granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of option and stock awards made to our directors in Note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

The following table sets forth, as of December 31, 2024, the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held by each non-employee director at that time.

		Unvested Stock
		Awards
	Option Awards	Outstanding at
	Outstanding at 2024	2024 Fiscal
Name	Fiscal Year End	Year End
Stuart Arbuckle	111,500	4,000
Camille Bedrosian, M.D.	100,000	4,000
Jennifer Good	28,000	4,000
Christophe R. Jean	106,500	4,000
Edward T. Mathers	106,500	4,000
David W. J. McGirr	193,741	4,000
Lynn A. Tetrault	65,000	4,000

EXECUTIVE OFFICERS

Below is a list of the names, ages as of April 29, 2025, positions, and a brief account of the business experience of the individuals who serve as our executive officers.

Name	Age	Position(s)
David P. Meeker, M.D.	70	Chairman of the Board, President and Chief Executive Officer
Hunter C. Smith	57	Chief Financial Officer and Treasurer
Pamela Cramer	51	Chief Human Resources Officer
Joseph Shulman	50	Chief Technical Officer
Alastair Garfield	45	Chief Scientific Officer
Jennifer Lee	50	Executive Vice President, Head of North America
Yann Mazabraud	52	Executive Vice President, Head of International

Executive Officer Biographies

David P. Meeker, M.D. | Chairman of the Board, President and Chief Executive Officer

Dr. Meeker’s biography is included on page 12 of this Proxy Statement.

Hunter C. Smith | Chief Financial Officer and Treasurer

Mr. Smith has served as our Chief Financial Officer since July 2017 and Treasurer since August 2017. Mr. Smith also served as our Interim President and Chief Executive Officer from March 2020 to July 2020 and as our Secretary from April 2020 to March 2021. He has more than 30 years of global finance and management experience across multiple industries and financial disciplines, including expertise in business analysis and planning, mergers and acquisitions, treasury, capital raising and investor relations. Previously, he was Vice President, Finance and Chief Financial Officer of the Inflammation and Immunology Business Unit at Celgene Corporation, or Celgene, a global biopharmaceutical company, from 2013 to July 2017. Before joining Celgene, Mr. Smith worked in roles of increasing responsibility at Bunge Limited from 1999 to 2013. Mr. Smith serves on the Board of Directors of Vanqua Bio and Avidicure BV. He previously served on the boards of directors of Aeglea Biotherapeutics Inc., through its reverse merger with Spyre Therapeutics in November 2023. Mr. Smith holds an M.B.A. in Finance from New York University’s Stern School of Business and a B.A. in History, with honors, from Northwestern University.

Pamela Cramer | Chief Human Resources Officer

Ms. Cramer has served as our Chief Human Resources Officer since July 2021. She brings 20 years of leadership experience in organizational effectiveness, talent development and human resources transformation with globally diverse life sciences and financial services companies. She joined Rhythm from Foundation Medicine, where she most recently served as Head of People Solutions from March 2020 to June 2021, and held a variety of human resources positions since January 2018. Prior to that, Ms. Cramer held senior human resources positions at Cambridge Associates from October 2015 to 2018, and at PAREXEL International and Epsilon Data Management. Earlier in her career, Ms. Cramer served in a wide range of positions at Bank of America Merrill Lynch and General Electric, where she began her career as a graduate of the Human Resources Leadership Program. She holds an M.B.A. from Georgetown University.

Joseph Shulman | Chief Technical Officer

Mr. Shulman has served as our Chief Technical Officer since February 2022 and is responsible for chemistry, manufacturing, and controls (CMC), clinical and commercial supply chains, and GMP/GDP quality assurance and quality control, and program management. Prior to his current role, he served as our Senior Vice President, Technical Operations since July 2020. Prior to joining Rhythm, Mr. Shulman served as Senior Vice President of Technical Operations at Ra Pharmaceuticals, acquired by UCB in 2020, from July 2019 to July 2020. Before that, he was Senior Vice President of Global Technical Operations at Novelion Therapeutics, from September 2014 to July 2019. Earlier in his career, Mr. Shulman held roles of increasing responsibility at biotechnology companies in the areas of CMC, technical operations, and program and alliance management. He holds an M.B.A. from Boston University and earned a B.S. in chemical engineering from Miami University.

Alastair Garfield | Chief Scientific Officer

Dr. Garfield has served as our Chief Scientific Officer since July 2024. Prior to that, he served as Senior Vice President and Head of Translational Sciences and Strategy at Rectify Pharma from May 2021 to July 2024, where he helped deliver first-in-class therapeutics for rare disease. Prior to joining Rectify Pharma, Dr. Garfield was Senior Vice President and Head of Translational Research at Rhythm from September 2017 to May 2021. He also held roles at Pfizer, from February 2016 to April 2017, where he was a laboratory head in the Cardiovascular Metabolic Disease Research Unit and led novel obesity target identification. He has also served as an assistant professor at the University of Edinburgh, UK and visiting professor Harvard Medical School. Dr. Garfield holds an undergraduate degree and a Ph.D. in molecular genetics from the University of Bath. As an assistant professor at the University of Edinburgh, UK and visiting professor Harvard Medical School, Dr. Garfield’s independent research expanded the field’s understanding of the hypothalamic melanocrotinergic networks regulating metabolism, body weight and appetite. His research has been published in leading scientific journals including Nature, Nature Neuroscience, Neuron, and Cell Metabolism. Dr. Garfield has authored numerous original research and review articles on the MC4R pathway.

Jennifer Lee | Executive Vice President, Head of North America

Ms. Lee has served as our Executive Vice President, Head of North America since November 2020. Prior to joining Rhythm, Ms. Lee served as Chief Commercial Officer at Krystal Biotech, Inc., a biopharmaceutical company, from January 2020 to October 2020. From November 2014 to January 2020, Ms. Lee held a variety of roles with increasing responsibility Sanofi Genzyme, a biotechnology company, including Vice President, Head of Genetic Diseases from January 2017 to January 2020 (where she was responsible for the U.S. commercial strategy and implementation for seven brands and launch presentation with rare diseases) and Vice President, Global Head of Rare Nephrological Diseases from November 2014 to January 2017. Ms. Lee holds a B.S. from the Massachusetts Institute of Technology and an M.P.H. from Harvard University.

Yann Mazabraud | Executive Vice President, Head of International

Mr. Mazabraud has served as our Executive Vice President, Head of International, since October 2020. Prior to joining Rhythm, Mr. Mazabraud served as Chief Commercial Officer and Head of International of Trevi Therapeutics, Inc., a pharmaceutical company, from November 2017 to October 2020. Prior to that, he held several leadership positions at Sanofi Genzyme, including as Senior Vice President, U.S. General Manager and North America Head, Rare Diseases from January 2016 to October 2017 and Vice President, Head of Latin America from March 2014 to December 2015. He also served as a member of the Sanofi Genzyme Executive Leadership Team. While at Genzyme and Sanofi Genzyme, he led and managed several product launches for rare genetic diseases in Europe, Latin America and the United States across multiple therapeutic areas including genetics, pediatrics, nephrology, neurology and endocrinology. Mr. Mazabraud holds a Master’s in Management from Ecole Supérieure de Commerce de La Rochelle.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during fiscal 2024, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2024 and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2024 are:

●	David P. Meeker, M.D., Chairman, President and Chief Executive Officer;
●	Hunter C. Smith, Chief Financial Officer;
●	Jennifer Lee, Executive Vice President, Head of North America;
●	Yann Mazabraud, Executive Vice President, Head of International; and
●	Joseph Shulman, Chief Technical Officer.

Executive Summary

Select 2024 Performance Highlights and Pay for Performance.

Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that the compensation of our NEOs for fiscal year 2024 was aligned with the Company’s performance during 2024. Highlights of that performance include:

●	IMCIVREE became commercially available to patients for either Bardet-Biedl syndrome (BBS) or pro-opiomelanocortin (POMC) or leptin receptor (LEPR) deficiency obesity in more than 15 different countries in addition to the United States. In addition to continuing geographic expansion in 2024, IMCIVREE was also approved for use in patients as young as 2 years of age in the United States by the FDA and received marketing authorization from the United Kingdom’s Medicines & Healthcare products Regulatory Agency (MHRA) and the European Commission (EC) for use in patients as young as 2 years of age.
●	Setmelanotide was available for patients with hypothalamic obesity in Italy and France through reimbursed early access programs. Net product revenues relating to global sales of IMCIVREE were $130.1 million for the full year of 2024, with approximately 26% of revenues generated from sales outside the United States;
●	We received positive reimbursement decisions for IMCIVREE for the treatment of obesity and hunger in Great Britain, Spain and Italy;
●	We achieved several accomplishments in our development of setmelanotide for the treatment of hypothalamic obesity:
o	Completed enrollment in the pivotal cohort of our global Phase 3 trial in January 2024 and disclosed positive topline data from that trial on April 7, 2025;
o	Following constructive discussions with Japan’s Pharmaceuticals and Medical Devices Agency (PMDA), we added a cohort of 12 Japanese patients to the global Phase 3 trial, giving us a potential path towards registering and marketing setmelanotide in Japan and we announced enrollment completion in that cohort in early 2025;
o	Following disclosure of positive data from patients with congenital hypothalamic obesity at the European Society for Paediatric Endocrinology (ESPE) on November 18, 2024, we announced plans to add an exploratory substudy in congenital hypothalamic obesity to the Phase 3 trial;
●	We made significant advancements with our next-generation MC4R agonists:
o	We completed enrollment in the 28-patient, 14-week, randomized, placebo-controlled Phase 2 trial evaluating the oral MC4R agonist bivamelagon in patients with hypothalamic obesity, with topline data anticipated in the second half of 2025;
o	We began enrolling patients with acquired hypothalamic obesity in Part C of the three-part Phase 1 single ascending and multiple ascending trial, which is evaluating the safety, tolerability and pharmacokinetics of a weekly dose of RM-718. We anticipate reporting topline data from the trial in the second half of 2025;
●	We began enrolling patients ages 6 to 65 years with obesity due to Prader-Willi syndrome in an open-label Phase 2 trial. The study will assess the safety and efficacy of a daily dose of subcutaneous setmelanotide in approximately 20 patients for up to 26 weeks. We anticipate completing enrollment in the third quarter of 2025;
●	We completed enrollment in the Phase 3 EMANATE trial of setmelanotide, which is comprised of four substudies: SH2B1 (n=121); POMC and/or PCSK1 (n=79); SRC1 (n=73); and LEPR (n=23). The four-substudy design of this trial allows for independent data readouts and potential registration for each genetic cohort;
●	We secured approval from the U.S. Food and Drug Administration (FDA) for an expanded indication for IMCIVREE to include children as young as 2 years old with syndromic or monogenic obesity due to BBS or genetically confirmed POMC, including proprotein convertase subtilisin/kexin type 1 (PCSK1), deficiency or LEPR deficiency;
●	We obtained $147.8 million in net proceeds under an Investment Agreement with certain affiliates of Perceptive Advisors LLC, or Perceptive, and certain other investors, relating to the issuance and sale of 150,000 shares of a new series of the Company’s Convertible Preferred Stock for an aggregate purchase price of $150.0 million, or $1,000 per share. Beginning on December 10, 2024, Rhythm sold 744,595 shares of common stock in its “at the market” equity offering program (the “ATM Program”) for net proceeds of $41.2 million as of December 31, 2024. The company sold an additional 587,510 shares of common stock in the ATM Program through January 21, 2025 for net proceeds of approximately $32.1 million; and
●	Rhythm’s progress over the course of 2024 was reflected in a 24% increase in the share price for the year ending December 31, 2024.

2024 Compensation Highlights

Consistent with our compensation philosophy, key compensation decisions for 2024 included the following:

●	Base Salaries and Target Annual Cash Incentive Opportunities. For 2024, our Compensation & Management Development Committee reviewed base salaries and target annual cash incentive opportunities during our annual compensation process and made adjustments with respect to base salaries to align them with market levels, based on the market analysis of our independent compensation consultant, as further described below, while taking into account individual positions, duties, responsibilities, performance, and experience.

●	Annual Cash Incentive Payouts. At the beginning of 2024, our Compensation & Management Development Committee approved performance goals for our 2024 performance-based annual bonus program that were aligned with our business plan, underscored key focus on our short-term goals, the achievement of which would enhance shareholder value. In line with our employee annual bonus program, these corporate performance goals represent 70% of each NEO’s annual bonus target, with 30% representing individual achievement. In light of our achievement of our corporate goals, the Compensation & Management Development Committee determined to pay out annual bonuses for all employees, including NEOs at 135% of target for the corporate performance component.
●	Equity-Based Long Term Incentives. In 2024, we granted approximately 84% of our NEOs’ target direct compensation as equity-based compensation in the form of stock options, RSUs and performance stock units (“PSUs”). The PSUs granted in 2024 were a special incentive program designed to focus our executives on key strategic financial, commercial and clinical milestone performance goals over the next three years. We believe that these equity incentive awards effectively align the interests of our executives with those of our stockholders by directly linking compensation to the value of our Common Stock. Also, in 2024, our Compensation & Management Development Committee recommended and our Board approved a stock ownership policy (see below under “Stock Ownership Policy”.
●	Pay at Risk. Rhythm believes that under our pay for performance philosophy, a significant portion of our NEOs’ compensation should be delivered in the form of equity awards and annual cash incentives, including awards that are contingent on Company performance relative to our key performance metrics. For fiscal year 2024, approximately 90% of the total target compensation opportunity for our NEOs (defined as the sum of target short-term cash incentives and the grant date fair value of long-term equity incentives) was “at risk” compensation. We consider pay to be “at risk” if it is subject to performance conditions or has a value dependent upon the price per share of our Common Stock.

Compensation Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do		What We Do Not Do
✓	Emphasize performance-based, at-risk compensation.	X	Do not grant guaranteed salary, bonus or equity compensation.
✓	Emphasize the use of equity compensation to promote executive alignment with shareholders and reward long-term value creation.	X	Do not provide excessive perquisites.
✓	Weight the overall pay mix towards incentive compensation for senior executives.	X	Do not provide any tax gross-ups for change-in-control payments.
✓	Engage an independent compensation consultant to advise our Compensation & Management Development Committee.	X	Do not reprice stock option awards issued under our 2017 Equity Incentive Plan without stockholder approval.
✓	Engage with shareholders to understand views on executive compensation	X	Do not provide supplemental executive retirement plans.
✓	Maintain a NASDAQ-compliant clawback policy.	X	Do not provide excessive severance payments.
✓	Maintain an insider trading policy, including anti-hedging and anti-pledging provisions.
✓	Maintain an independent Compensation & Management Development Committee.
✓	Set challenging corporate performance goals. Maintain an industry-specific and size-appropriate compensation peer group for benchmarking compensation.
✓	Conduct annual compensation risk assessment
✓	Utilize an annual incentive plan with pre-set corporate goals and capped payouts
✓	Maintain an annual say-on-pay vote frequency
✓	Maintain a stock ownership policy

2024 Shareholder Engagement and Stockholder Advisory Vote on Executive Compensation

As Rhythm grows and evolves as a company, it is important that its compensation programs both incentivize and engage executives and employees while ensuring continued alignment with shareholders. At our 2024 annual meeting of stockholders, our stockholders voted in a non-binding, advisory vote to approve the compensation of our NEOs with a support level of 97.1% of the votes cast. During 2023, our Compensation & Management Committee Chair spoke with investors whose aggregate holdings represented more than 50% of Rhythm’s outstanding shares to hear their feedback regarding both executive compensation program design and quantum. What we heard was general support of the company and its continued strong market growth and performance. Within that context, shareholders were interested in seeing defined financial goals incorporated into the long-term incentive plan, in addition to strategic company non-financial objectives.

Based on the valuable feedback we received from our shareholders, the Compensation & Management Development Committee granted PSUs to the CEO and executive team in 2024 which have defined financial, commercial and strategic performance goals that will be measured over a three-year period.

At our 2021 annual meeting of stockholders, our stockholders voted in a non-binding, advisory vote in favor of having a non-binding stockholder vote on executive compensation once every year. Consistent with the stated preference of a majority of our stockholders, our next advisory vote on our NEOs’ compensation will be held at this 2025 annual meeting, pursuant to Proposal No. 3.

Executive Compensation Objectives and Philosophy

The key objective of our executive compensation program is to attract, motivate, and reward leaders who create an inclusive and collaborative environment and have the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

●	Attract and retain talented and experienced executives in a competitive and dynamic market;
●	Motivate our NEOs to help our company achieve the best possible financial and operational results by aligning executive pay with performance;
●	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
●	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation”.

Determination of Executive Compensation

Role of Board of Directors, Compensation & Management Development Committee and Executive Officers

The Compensation & Management Development Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our Chief Executive Officer, whose compensation is determined by the Board.

In setting executive compensation, the Compensation & Management Development Committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation), current and past total compensation, competitive market data and analysis provided by the Compensation & Management Development Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, relative scope of responsibility and potential, individual performance and demonstrated leadership, and internal equity pay considerations. Our Chief Executive Officer’s recommendations are based on his evaluation of each executive’s individual performance and contributions. Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the Compensation & Management Development Committee which is informed by market data provided by our independent compensation consultant as well as the Committee’s assessment of the Company and CEO overall performance.

Role of Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Compensation & Management Development Committee retains an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in designing and administering our executive compensation program.

During 2024, the Compensation & Management Development Committee continued to engage Pay Governance LLC (“Pay Governance”) as its executive compensation advisor. The Compensation & Management Development Committee has evaluated the independence of Pay Governance pursuant to the requirements of Nasdaq and SEC rules and has determined that Pay Governance does not have any conflicts of interest in advising the Compensation & Management Development Committee. Pay Governance, as an independent executive advisory firm, did not provide any other services to the Company in 2024 for which the amount of fees exceeded $120,000.

In September 2023, with the success of our commercial launch, we reviewed and updated our peer group to ensure it remained aligned with our company size and stage of development. At that time, Pay Governance proposed a group of peer companies based on the following parameters:

●	Operates in the biopharmaceutical industry and, to the degree possible, having a rare disease focus;
●	Comparable in terms of market capitalization, clinical stage of development, headcount, and revenue;
●	Allows for sufficient room to grow without over-or under-extending; and
●	Considers the criteria proxy advisors will apply when determining their own comparator groups for purposes of pay for performance and Say on Pay analyses.

Based on these criteria, the following companies were removed from the peer group due to such companies no longer being reporting companies as a result of acquisitions or due to their market value relative to Rhythm being significantly below the targeted range.

Albireo Pharma	Cara Therapeutics	ChemoCentryx
Esperion Therapeutics	G1 Therapeutics	Global Blood Therapeutics

The following companies were added to the peer group to ensure Rhythm remains within a reasonable range of peer median in terms of market value and revenue.

Amylyx Pharmaceuticals	Ardelyx	BridgeBio Pharma
Krystal Biotech	Mirati Therapeutics	Mirum Pharmaceuticals

The peer group below reflecting these changes was approved by our Compensation & Management Development Committee and utilized to make 2024 compensation decisions.

Agios Pharmaceuticals	Amicus Therapeutics	Amylyx Pharmaceuticals	Apellis Pharmaceuticals
Ardelyx	BioCryst Pharmaceuticals	BridgeBio Pharma	Deciphera Pharmaceuticals
Krystal Biotech	Mirati Therapeutics	Mirum Pharmaceuticals	Insmed
Intra-Cellular Therapies	Karyopharm Therapeutics	Ocular Therapeutix	Rigel Pharmaceuticals
TG Therapeutics	Travere Therapeutics	Ultragenyx Pharmaceuticals	Vericel

In December 2023, Pay Governance provided an analysis of data derived from (i) members of our peer group and (ii) the Radford Global Life Sciences survey, the constituent companies of which were not provided to the Compensation & Management Development Committee. For 2024, the Compensation & Management Development Committee used Pay Governance’s analysis to help structure a competitive executive compensation program, position executive compensation by considering market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. While the Compensation & Management Development Committee does not establish compensation levels solely based on a review of competitive data or benchmark to any particular level, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Elements of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

●	Base Salary. Base salary attracts and retains talented executives, recognizes individual positions, duties, responsibilities, performance and experience, and provides stable income;
●	Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and
●	Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options, RSUs and PSUs, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our executives are eligible to participate in our health and welfare programs and our 401(k) plan (or local equivalent) on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2023 is described further below.

Base Salary

The base salaries of our NEOs are an important part of their total compensation package, and are intended to reflect their respective positions, duties, performance, experience and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation & Management Development Committee, and with respect to our Chief Executive Officer, the Board, annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In February 2024, our Compensation & Management Development Committee, and with respect to our Chief Executive Officer, the Board, approved base salary increases for the NEOs to be effective as of February 24, 2024. Such increases were intended to position our NEOs’ base salaries closer to the market median, as well as to reflect additional considerations set forth above under “Determination of Executive Compensation.” Following such determinations, our NEO’s base salaries were as set forth below:

2024 Annualized
Base Salary
Name	($)(1)
David P. Meeker	746,000
Hunter C. Smith	504,000
Jennifer Lee	491,900
Yann Mazabraud	472,374
Joseph Shulman	452,400
(1)	Base salaries became effective on February 24, 2024 for all NEOs except for Mr. Mazabraud, whose base salary became effective on March 1, 2024. Mr. Mazabraud’s salary of 454,764 Euros was converted to U.S. dollars based on an exchange rate of 1.03872 as of December 31, 2024

Cash Incentive Compensation

We consider annual cash incentive bonuses to be an important component of our total compensation program that provides incentives necessary to retain executive officers and drive company performance in alignment with short and long - term strategic goals. Each NEO is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount expressed as a percentage of the NEO’s base salary. Actual bonuses are calculated based on these target bonus amounts multiplied by a weighted achievement score determined by the Compensation & Management Development Committee and the Board based on overall achievement of the annual corporate goals and each named executive officer’s achievement of his or her individual goals. In 2024, achievement of the corporate goals accounted for 70% of the overall achievement score and achievement of each named executive officer’s individual goals accounted for 30% of the overall achievement score. At the beginning of each year, the Compensation & Management Development Committee and the Board review and approve the annual corporate goals. There is no minimum bonus percentage or amount established for the named executive officers and, as a result, the bonus amounts vary from year to year based on corporate and individual performance. The Committee and the Board retain discretion to increase or decrease individual awards in their discretion.

For the 2024 annual bonus program, the corporate goals were designed to measure our commercial growth and the development of our product candidates, including the progression and enrollment of our clinical programs, announcement of clinical trial results, achievement of product candidate development and regulatory milestones, expansion of genetic disease and patient identification programs, and progression of our commercial capabilities through establishment of infrastructure and facilities. The individual goals were designed to measure each officer’s individual contribution to the corporate goals and his or her individual performance.

For 2024, the corporate performance goals as well as their relative weightings and levels of actual achievement are set out in the table below. For each of these metrics, there was an opportunity to achieve greater than 100% of the target bonus opportunity depending on the importance of the metric and key milestones. Maximum opportunities are listed in the chart below by category. The maximum payout opportunity for the 2024 corporate bonus program was capped at 200%. Actual achievement for the 2024 corporate bonus program was 135%, as determined by the Board upon recommendation of the Compensation & Management Development Committee.

The 2024 individual goals for each NEO were aligned with and based on each NEO’s ability to influence the company’s attainment of the corporate objectives. Individual goals represent 30% of each NEOs annual target bonus opportunity. Our NEOs’ 2024 target bonuses as a percentage of base salary were as follows:

2024 Target Bonus
(as a percentage of
Name	base salary)
David P. Meeker	70%
Hunter C. Smith	50%
Jennifer Lee	45%
Yann Mazabraud	45%
Joseph Shulman	45%

After the end of 2024, the Compensation & Management Development Committee and the Board determined that the Company had achieved the 2024 corporate goals at 135% of target, reflecting the significant progress on key objectives made during 2024. In addition, based on its review of the executives’ individual performance in 2024, the Compensation & Management Development Committee approved individual performance modifiers for 2024. The average individual performance modifier for all NEOs for 2024 was 146%. The table below shows each executive’s target award and actual payout under the 2024 annual bonus program.

	2024 Target	Actual 2024
Named Executive Officer	Bonus	Bonus Payout
David P. Meeker	$522,200	$744,135
Hunter C. Smith	$252,000	$352,000
Jennifer Lee	$221,355	$302,000
Yann Mazabraud(1)	$212,568	$297,075
Joseph Shulman	$203,580	$272,000
(1)	This amount was converted from Euros to U.S. dollars based on an exchange rate of 1.03872 as of December 31, 2024.

Equity-Based Long-Term Incentive Awards

We maintain the 2017 Equity Incentive Plan (the “2017 Plan”), under which we may grant equity incentive awards to directors, employees and consultants of our Company and our affiliates, to enable us to attract and retain services, skills and experience of these individuals, which we believe are essential to our long-term success. We do not currently have any formal policy for determining the number of equity-based awards to grant to NEOs.

In March 2023, the Compensation & Management Development Committee approved rules under the 2017 Plan for grants of stock options and RSUs to participants in France (the “French Sub - Plan”). The implementation of the French Sub - Plan is intended to provide both French employee and employer tax benefits in connection with the grant of long - term incentive awards.

2024 Time-Based Awards

In 2024, our Compensation & Management Development Committee approved grants of stock options and RSUs to our NEOs. Our NEOs were awarded a blend of stock options and RSUs similar to other commercial stage life sciences companies in the market. Annual equity awards are designed as long-term incentive and retention tools, determined by the Compensation & Management Development Committee and based on a number of factors including equity value, equity as a portion of total direct compensation, and relevant external market data and recommendations provided by Compensation & Management Development Committee’s independent compensation consultant. The stock options are scheduled to vest and become exercisable in sixteen substantially equal quarterly installments following the applicable vesting commencement date. The RSUs are scheduled to vest in four equal annual installments following the applicable vesting commencement date, except with respect to two grants of RSUs to Mr. Mazabraud under the French Sub - Plan that vest on the first anniversary of the grant date, which grants were made in replacement of previously issued RSU grants that were non-qualified for French tax purposes. All such non-qualified, unvested RSU awards granted to Mr. Mazabraud were canceled at the time of these replacement grants. Vesting of the stock options and RSUs is subject to continued service through each applicable vesting date.

The following table contains a summary of grants of stock options and RSUs to our NEOs in 2024:

	Number of Shares
	Underlying Stock
Name	Options	Number of RSUs
David P. Meeker	259,000	85,000
Hunter C. Smith	80,400	26,400
Jennifer Lee	67,000	22,000
Yann Mazabraud	67,000	40,905
Joseph Shulman	50,250	16,500

2024 Performance-Based Awards

In the context of shareholder outreach discussions and upon conclusion of the 2021 PSU Award performance period, the Committee determined to grant new PSU awards to our NEOs in 2024 with long-term performance criteria designed to drive shareholder value and align executive pay with compensation performance. In April 2024, our Compensation & Management Development Committee approved PSU grants to our NEOs that vest upon the achievement of key strategic financial, commercial and clinical milestone performance goals over a three-year period. Shares will vest, if any, following the conclusion of the performance period based on the Committee’s certification of performance results relative to the original goals. Payouts may range from 0% to 140% of target depending on performance and are calculated by multiplying the aggregate achievement percentage over the performance period by the target number of PSUs subject an award.

The performance metrics for the PSUs granted in 2024 are set forth in the below table:

The table below provides the target number of PSUs granted to each of our NEOs in April 2024. When the Compensation & Management Development Committee approved the PSU awards in April 2024, it elected to defer finalization of the 2025 Net Product Revenue and 2026 Net Product Revenue milestones. As a result and consistent with Financial Accounting Standards Codification Topic 718 (“ASC Topic 718”), a portion of the PSU awards was deemed for accounting purposes to have been granted in February 2025 when the 2025 Net Product Revenue Milestones were established and a portion will be deemed to be granted when the 2026 Net Product Revenue milestones are established.

Name	Number of Performance Units
David P. Meeker	50,000
Hunter C. Smith	40,000
Jennifer Lee	40,000
Yann Mazabraud	40,000
Joseph Shulman	40,000
(1)Represents the target number of PSU awards granted to the NEOs, including the portion of awards that, consistent with ASC 718, was deemed granted in February 2025 when the 2025 Net Product Revenue milestones were established and the portion that will be deemed granted in 2025 when the 2026 Net Product Revenue milestones are established.

In February 2025, the Board reviewed the Company’s achievement against the 2024 Net Product Revenue milestone and, on the recommendation of the Compensation & Management Development Committee, approved achievement of 121.9% of target, resulting in an achievement percentage of 16.25% for the 2024 Net Product Revenue Milestone.

Retirement Savings, Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our U.S. employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. Our non-US employees, including NEOs based outside of the United States, participate in similar local country pension schemes and benefits packages.

Employee Benefits

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance. U.S. employees also have the option to participate in our Employee Stock Purchase Plan which allows for discounted purchase of Rhythm stock. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Under his employment agreement, Mr. Mazabraud is entitled to an annual allowance of €8,000 to compensate him for expenses incurred while working remotely. We do not generally provide any tax “gross ups” to our named executive officers.

Severance and Change in Control Arrangements

We are party to employment letter agreements with each of our NEOs. The employment letter agreements for our NEOs that are based in the United States provide for severance benefits and payments upon a termination without cause or for good reason, whereas Mr. Mazabraud’s employment letter agreement provides for a three-month notice period in the event of a termination of his employment other than a termination due to serious or gross misconduct plus severance benefits and payments per French law and mandatory industry-wide collective bargaining agreement provisions for the pharmaceutical industry in France. Our Compensation & Management Development Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our severance and change in control arrangements are designed to be competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2024, are set forth in “Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Section 409A

The Compensation & Management Development Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation & Management Development Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Accounting for Share-Based Compensation

We follow ASC Topic 718, for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

Clawback Policy

Our Board has adopted a Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”), in accordance with the Nasdaq listing standards and Rule 10D-1 under the Exchange Act, which applies to our current and former executive officers. Under the Clawback Policy, we are required to recoup the amount of any Erroneously Awarded Compensation (as defined in the Clawback Policy) on a pre-tax basis within a specified lookback period in the event of any accounting Restatement (as defined in the Clawback Policy), subject to limited impracticability exceptions. Covered restatements include both a restatement to correct an error that is material to previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

Stock Ownership Policy

In December 2024, our Board adopted a Stock Ownership Policy (the “Stock Ownership Policy”), which applies to our current directors and executive officers (“Participants”). Under the Stock Ownership Policy, each Participant is required to maintain beneficial ownership of a number of shares of Common Stock with a value equal to specified multiples during his or her tenure at the Company, which are: (1) 3x annual base salary for our Chief Executive Officer; (2) 1x annual base salary for other executive officers; and (3) 3x annual cash retainer (not including committee membership, lead director or non-executive chair retainers) for directors. Under the Stock Ownership Policy, individuals subject to the Stock Ownership Policy have five years to come into compliance with the policy. At the time of adoption of the Stock Ownership Policy, all current Participants were already in compliance.

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in the Annual Report on Form 10-K for the year ended December 31, 2024, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectfully submitted,

The Compensation & Management Development Committee of the Board of Directors

Lynn A. Tetrault, J.D. (Chairperson)
Stuart A. Arbuckle
Camille L. Bedrosian, M.D.

EXECUTIVE COMPENSATION TABLES

2024 Summary Compensation Table

The following table contains information about the compensation earned by each of our NEOs during the fiscal years indicated.

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)		($)
David P. Meeker	2024	740,472	4,382,955	8,784,115	744,135	12,065		14,663,742
Chief Executive Officer	2023	704,715	1,545,275	4,334,521	634,053	11,893		7,230,457
	2022	652,050	—	2,157,300	505,420	10,988		3,325,758
Hunter C. Smith	2024	499,385	1,458,419	2,726,806	352,000	13,800		5,050,410
Chief Financial Officer	2023	476,154	538,795	1,011,892	261,000	20,166		2,308,007
	2022	460,000	110,500	412,425	217,000	15,200		1,215,125
Jennifer Lee	2024	488,266	1,241,807	2,272,339	302,000	13,800		4,318,212
Executive Vice President,	2023	464,731	493,668	885,405	246,000	16,406		2,106,210
Head of North America	2022	430,000	93,500	348,975	202,000	12,200		1,086,675
Yann Mazabraud(5)	2024	467,224	1,999,709	2,272,339	297,075	585,276	(6)	5,621,623
Executive Vice President,	2023	448,848	805,100	—	238,688	249,373		1,742,009
Head of International	2022	380,643	93,500	348,975	202,697	164,090		1,189,905
Joseph Shulman	2024	449,054	971,042	1,704,254	272,000	13,800		3,410,150
Chief Technical Officer	2023	430,192	430,763	632,432	226,000	21,081		1,740,468
	2022	410,000	72,250	269,663	186,000	12,200		950,113
(1)	Amounts reflect the full grant-date fair value of stock awards granted during fiscal 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to our NEOs in Note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. As required pursuant to SEC disclosure rules, the grant-date fair values of the PSUs awarded to Dr. Meeker, Mr. Smith, Ms. Lee, Mr. Mazabraud and Mr. Shulman were computed based on the probable outcomes of the performance conditions as of the grant date. Assuming maximum achievement of the performance conditions, the value of the PSUs as of the grant date is $1,658,672 for Dr. Meeker, $1,326,938 for Mr. Smith, $1,326,938 for Ms. Lee, $1,326,938 for Mr. Mazabraud and $1,326,938 for Mr. Shulman.
(2)	Amounts reflect the full grant-date fair value of stock options granted during fiscal 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock options granted to our NEOs in Note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)	Amounts for fiscal 2024 represent payments earned by our NEOs based upon the achievement of certain company and individual performance objectives for fiscal 2024. Please see the description of the annual bonus program under “Cash Incentive Compensation” in the CD&A above.
(4)	Other than for Mr. Mazabraud, amounts for fiscal 2024 represent employer matching contributions to our 401(k) plan.
(5)	Amounts for 2024 shown for Mr. Mazabraud have been converted from Euros to U.S. dollars based on an exchange rate of 1.03872 as of December 31, 2024.
(6)	Amount includes the aggregate amount of payments made in respect of Mr. Mazabraud’s work-from-home allowance of $8,310 and employer contributions to statutory pension and social security schemes on his behalf of $576,966.

Grants of Plan-Based Awards in Fiscal 2024

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2024 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal year 2024.

									All Other
								All Other	Option
								Stock Awards:	Awards:	Exercise or	Grant Date
		Estimated Future Payouts						Number of	Number of	Base Price of	Fair Value of
		Under Non-Equity Incentive			Estimated Future Payouts Under			Shares of	Securities	Option	Stock and
		Plan Awards(1)			Equity Incentive Plan Awards			Stock or	Underlying	Awards	Option
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units(#)	Options(#)	($/Sh)	Awards ($)
David P. Meeker	—	—	522,200	917,375	—	—	—	—	—	—	—
	2/16/2024	—	—	—	—	—	—	—	259,000	$49.23	$8,784,115
	2/16/2024	—	—	—	—	—	—	85,000	—	—	$4,184,550
	4/26/2024	—	—	—	—	36,665	43,330	—	—	—	$198,405
Hunter C. Smith	—	—	252,000	442,701	—	—	—	—	—	—	—
	2/16/2024	—	—	—	—	—	—	—	80,400	$49.23	$2,726,806
	2/16/2024	—	—	—	—	—	—	26,400	—	—	$1,299,672
	4/26/2024	—	—	—	—	29,332	34,664	—	—	—	$158,747
Jennifer Lee	—	—	221,355	388,865	—	—	—	—	—	—	—
	2/16/2024	—	—	—	—	—	—	—	67,000	$49.23	$2,272,339
	2/16/2024	—	—	—	—	—	—	22,000	—	—	$1,083,060
	4/26/2024	—	—	—	—	29,332	34,664	—	—	—	$158,747
Yann Mazabraud	—	—	212,568	373,430	—	—	—	—	—	—	—
	2/16/2024	—	—	—	—	—	—	—	67,000	$49.23	$2,272,339
	2/16/2024	—	—	—	—	—	—	22,000	—	—	$1,083,060
	4/15/2024	—	—	—	—	—	—	8,905	—	—	$357,001
	4/15/2024	—	—	—	—	—	—	10,000	—	—	$400,900
	4/26/2024	—	—	—	—	29,332	34,664	—	—	—	$158,747
Joseph Shulman	—	—	203,580	357,639	—	—	—	—	—	—	—
	2/16/2024	—	—	—	—	—	—	—	50,250	$49.23	$1,704,254
	2/16/2024	—	—	—	—	—	—	16,500	—	—	$812,295
	4/26/2024	—	—	—	—	29,332	34,664	—	—	—	$158,747
(1)	Amounts reflect potential payouts under our 2024 annual bonus program. The target amount is based on a percentage of the individual’s fiscal year 2024 base salary. Please see the description of the annual bonus program under “Cash Incentive Compensation” in the CD&A above. The maximum amount reflects the maximum corporate achievement opportunity of 200% for 2024 for the corporate achievement component and assumes a 200% cap on the individual achievement component.
(2)	PSUs are eligible to vest upon the achievement of financial, commercial and strategic performance goals and are reflected in the table based on the probable outcomes of the performance conditions as of the grant date.
(3)	Amounts reflect the full grant-date fair value of stock options, RSUs and PSUs granted during fiscal year 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to our NEOs in Note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Summary of NEO Compensation Arrangements

David P. Meeker, M.D. Letter Agreement

On July 28, 2023, we entered into an amended and restated offer letter agreement with Dr. Meeker, which sets forth the terms and conditions of his employment as President and Chief Executive Officer. Dr. Meeker’s service pursuant to the letter agreement will continue until terminated in accordance with its terms.

Under the letter agreement, Dr. Meeker is entitled to receive an annual base salary and is eligible to receive an annual performance bonus targeted at a percentage of his then-current annual base salary. The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Compensation & Management Development Committee. Dr. Meeker’s annual base salary and target annual bonus for 2024 are set forth above under the headings “Base Salary” and “Cash Incentive Compensation”. In the event Dr. Meeker’s employment is terminated by the Company without “cause” or by him for “good reason” (each, as defined in the letter agreement, and such termination, a “qualifying termination”), then, in addition to any accrued amounts, he will be entitled to receive 12 months of continued base salary, paid in substantially equal installments over a period of 12 months following the date of termination, and reimbursement for continued group medical plan coverage for a period of up to 12 months following the date of termination. However, if Dr. Meeker experiences a qualifying termination within 3 months prior to, or within 12 months following a change in control of the Company (such period, the “change in control protection period”), then Dr. Meeker will be entitled to receive (i) a cash severance amount equal to 18 months of his base salary plus 150% of his target annual performance bonus for the year in which the termination date occurs, paid in substantially equal installments over a period of 18 months following the date of termination, (ii) reimbursement for continued group medical plan coverage for a period of up to 18 months following the date of termination and (iii) accelerated vesting of each outstanding and unvested equity award in the Company held by him.

Dr. Meeker’s letter agreement also contains a parachute payment “best pay” provision, under which payments and benefits pursuant to the letter agreement or otherwise will either be made to him in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

Hunter C. Smith Letter Agreement

On August 3, 2023, we entered into an amended and restated offer letter agreement with Mr. Smith, which sets forth the terms and conditions of his employment as Chief Financial Officer. Mr. Smith’s service pursuant to the letter agreement will continue until terminated in accordance with its terms.

Under the letter agreement, Mr. Smith is entitled to receive an annual base salary and is eligible to receive an annual performance bonus targeted at a percentage of his then-current annual base salary. Mr. Smith’s annual base salary and target annual bonus for 2024 are set forth above under the headings “Base Salary” and “Cash Incentive Compensation”. The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Compensation & Management Development Committee. If Mr. Smith experiences a qualifying termination, then, in addition to any accrued amounts, he will be entitled to receive 9 months of continued base salary, paid in substantially equal installments over a period of 9 months following the date of termination, and reimbursement for continued group medical plan coverage for a period of up to 9 months following the date of termination. However, if Mr. Smith experiences a qualifying termination within the change in control protection period, then Mr. Smith will be entitled to receive (i) a cash severance amount equal to 12 months of his base salary plus 100% of his target annual performance bonus for the year in which the termination date occurs, paid in substantially equal installments over a period of 12 months following the date of termination, (ii) reimbursement for continued group medical plan coverage for a period of up to 12 months following the date of termination and (iii) accelerated vesting of each outstanding and unvested equity award in the Company held by him.

Mr. Smith’s letter agreement also contains a parachute payment “best pay” provision, under which payments and benefits pursuant to the letter agreement or otherwise will either be made to him in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

Jennifer Lee Letter Agreement

On August 3, 2023, we entered into an amended and restated offer letter agreement with Ms. Lee, which sets forth the terms and conditions of her employment as Executive Vice President, Head of North America. Ms. Lee’s service pursuant to the letter agreement will continue until terminated in accordance with its terms.

Under the letter agreement, Ms. Lee is entitled to receive an annual base salary and is eligible to receive an annual performance bonus targeted at a percentage of her then-current annual base salary. Ms. Lee’s annual base salary and target annual bonus for 2024 are set forth above under the headings “Base Salary” and “Cash Incentive Compensation”. If Ms. Lee experiences a qualifying termination, then, in addition to any accrued amounts, she will be entitled to receive 9 months of continued base salary, paid in substantially equal installments over a period of 9 months following the date of termination, and reimbursement for continued group medical plan coverage for a period of up to 9 months following the date of termination. However, if Ms. Lee experiences a qualifying termination within the change in control protection period, then Ms. Lee will be entitled to receive (i) a cash severance amount equal to 12 months of her base salary plus 100% of her target annual performance bonus for the year in which the termination date occurs, paid in substantially equal installments over a period of 12 months following the date of termination, (ii) reimbursement for continued group medical plan coverage for a period of up to 12 months following the date of termination and (iii) accelerated vesting of each outstanding and unvested equity award in the Company held by her.

Ms. Lee’s letter agreement also contains a parachute payment “best pay” provision, under which payments and benefits pursuant to the letter agreement or otherwise will either be made to him in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

Yann Mazabraud Employment Contract

On October 5, 2020, we entered into an employment agreement with Mr. Mazabraud, which sets forth the terms and conditions of his employment as Executive Vice President, Head of International. Mr. Mazabraud’s service pursuant to the employment contract will continue until terminated in accordance with its terms.

Under the employment contract, Mr. Mazabraud is entitled to receive an annual base salary, which includes an annual allowance of €8,000 for expenses incurred while working remotely. Mr. Mazabraud is also eligible to receive an annual performance bonus targeted at a percentage of his then-current annual base salary. Mr. Mazabraud’s annual base salary and target annual bonus for 2024 are set forth above under the headings “Base Salary” and “Cash Incentive Compensation”.

Joseph Shulman Letter Agreement

On July 28, 2023, we entered into an amended and restated offer letter agreement with Mr. Shulman, which sets forth the terms and conditions of his employment as Chief Technical Officer. Mr. Shulman’s service pursuant to the letter agreement will continue until terminated in accordance with its terms.

Under the letter agreement, Mr. Shulman is entitled to receive an annual base salary and is eligible to receive an annual performance bonus targeted at a percentage of his then-current annual base salary. Mr. Shulman’s annual base salary and target annual bonus for 2024 are set forth above under the headings “Base Salary” and “Cash Incentive Compensation”. If Mr. Shulman experiences a qualifying termination, then, in addition to any accrued amounts, he will be entitled to receive 9 months of continued base salary, paid in substantially equal installments over a period of 9 months following the date of termination, and reimbursement for continued group medical plan coverage for a period of up to 9 months following the date of termination. However, if Mr. Shulman experiences a qualifying termination within the change in control protection period, then Mr. Shulman will be entitled to receive (i) a cash severance amount equal to 12 months of his base salary plus 100% of his target annual performance bonus for the year in which the termination date occurs, paid in substantially equal installments over a period of 12 months following the date of termination, (ii) reimbursement for continued group medical plan coverage for a period of up to 12 months following the date of termination and (iii) accelerated vesting of each outstanding and unvested equity award in the Company held by him.

Mr. Shulman’s letter agreement also contains a parachute payment “best pay” provision, under which payments and benefits pursuant to the letter agreement or otherwise will either be made to him in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

Outstanding Equity Awards at 2024 Fiscal Year-End Table

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2024.

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
									Number of	Payout Value
			Number of	Number of			Number of	Market Value	Unearned	of Unearned
			Securities	Securities			Shares or	of Shares or	Shares, Units	Shares, Units
			Underlying	Underlying			Units of Stock	Units of Stock	or Other	or Other
	Vesting		Unexercised	Unexercised	Option	Option	That Have	That Have	Rights That	Rights That
	Commencement		Options (#)	Options (#)	Exercise	Expiration	Not Vested	Not Vested	Have Not	Have Not
Name	Date		Exercisable	Unexercisable	Price ($)	Date	(#)	($)(1)	Vested (#)	Vested ($)
David P. Meeker, M.D.	11/17/2015	(2)	43,620		$4.59	11/16/2025
	1/6/2017	(2)	65,430		$6.05	02/07/2027
	6/6/2018	(3)	10,000		$34.89	06/05/2028
	6/19/2019	(3)	15,000		$22.93	06/18/2029
	6/17/2020	(3)	18,500		$21.37	06/16/2030
	7/20/2020	(4)	900,000		$22.53	07/19/2030
	2/11/2021	(5)	206,250	13,750	$30.66	02/10/2031
	2/9/2022	(5)	350,625	159,375	$6.80	02/08/2032
	2/1/2023	(5)	100,450	129,150	$27.35	2/1/2033
	2/1/2023	(6)					42,375	2,372,153
	2/16/2024	(5)	48,561	210,439	$49.23	2/16/2034
	2/16/2024	(6)					85,000	4,758,300
	4/26/2024	(8)							36,665	2,052,507
Hunter C. Smith	7/31/2017	(4)	100,594		$6.88	08/08/2027
	2/14/2018	(5)	61,000		$25.79	02/13/2028
	2/13/2019	(5)	70,000		$29.78	02/12/2029
	2/14/2020	(5)	82,000		$17.87	02/13/2030
	7/20/2020	(5)	25,000		$22.53	07/19/2030
	2/11/2021	(5)	52,734	3,516	$30.66	02/10/2031
	2/11/2021	(6)					2,343	131,161
	2/9/2022	(5)	67,031	30,469	$6.80	02/08/2032
	2/9/2022	(6)					8,124	454,782
	2/1/2023	(5)	23,450	30,150	$27.35	2/1/2033
	2/1/2023	(6)					14,775	827,105
	2/16/2024	(5)	15,074	65,326	$49.23	2/16/2034
	2/16/2024	(6)					26,400	1,477,872
	4/26/2024	(8)							29,332	1,642,005
Yann Mazabraud	10/5/2020	(7)	100,000		$22.28	10/04/2030
	2/11/2021	(5)	45,703	3,047	$30.66	02/10/2031
	2/9/2022	(5)	56,719	25,781	$6.80	02/08/2032
	4/14/2023	(6)					31,125	1,742,378
	2/16/2024	(5)	12,563	54,437	$49.23	2/16/2034
	2/16/2024	(6)					22,000	1,231,560
	4/15/2024	(9)					8,905	498,502
	4/15/2024	(9)					10,000	559,800
	4/26/2024	(8)							29,332	1,642,005
Jennifer Lee	11/9/2020	(7)	71,283		$24.29	11/08/2030
	2/11/2021	(5)	34,061	3,047	$30.66	02/10/2031
	2/11/2021	(6)					2,031	113,695
	2/9/2022	(5)	9	25,781	$6.80	02/08/2032
	2/9/2022	(6)					6,874	384,807
	2/1/2023	(5)	20,519	26,381	27.35	2/1/2033
	2/1/2023	(6)					13,537	757,801
	2/16/2024	(5)	12,562	54,438	$49.23	2/16/2034
	2/16/2024	(6)					22,000	1,231,560
	4/26/2024	(8)							29,332	1,642,005
Joseph Shulman	2/11/2021	(5)	35,156	2,344	$30.66	02/10/2031
	2/11/2021	(6)					1,562	87,441
	2/9/2022	(5)		19,922	$6.80	02/08/2032
	2/9/2022	(6)					5,312	297,366
	2/1/2023	(5)	4,188	18,844	27.35	2/1/2033
	2/1/2023	(6)					11,812	661,236
	2/16/2024	(5)	9,421	40,829	$49.23	2/16/2034
	2/16/2024	(6)					16,500	923,670
	4/26/2024	(8)							29,332	1,642,005
(1)	Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Common Stock on December 31, 2024 (the last trading day of 2024), which was $55.98.
(2)	These options vest in 3 equal annual installments following the vesting commencement date, except that the last installment, if necessary, may be smaller.

(3)	These options vest in full upon the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders.
(4)	25% of the shares subject to these options vest on the first anniversary of the vesting commencement date, and the remaining shares vest in 36 monthly installments thereafter, except that the last installment, if necessary, may be smaller.
(5)	These options vest in 16 equal quarterly installments following the vesting commencement date, except that the last installment, if necessary, may be smaller.
(6)	These RSUs will vest in 4 equal annual installments beginning on the first anniversary of the vesting commencement date, except that the last installment, if necessary, may be smaller.
(7)	25% of the shares subject to this option vest on the first anniversary of the vesting commencement date, and the remaining shares vest in 12 quarterly installments thereafter, except that the last installment, if necessary, may be smaller.
(8)	These PSUs are eligible to vest upon the Compensation & Management Development Committee’s determination of performance following the end of the performance period ending on December 31, 2026, subject to continued service through such determination date. For additional information about the PSUs, see the section of our CD&A above titled “2024 Performance-Based Awards”.
(9)	These RSUs vest in full on April 15, 2025.

Option Exercises and Stock Vested in Fiscal 2024

The following table shows the stock options exercised and the stock awards vested during 2024.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise(1) ($)	Vesting (#)	on Vesting(2) ($)
David P. Meeker	—	—	113,125	$4,673,811
Hunter C. Smith	—	—	45,082	$1,926,336
Jennifer Lee	60,981	$2,850,160	43,732	$1,859,241
Yann Mazabraud	—	—	49,594	$2,068,577
Joe Shulman	102,206	$3,325,988	41,906	$1,768,575
(1)	Calculated by multiplying (i) the number of shares exercised by (ii) the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price of the option.
(2)	Calculated by multiplying the shares vested by the closing prices of the Company’s Common Stock on the applicable dates of vesting.

Potential Payments Upon Termination or Change in Control

In accordance with SEC rules, the following table summarizes the payments that would be made to certain of our NEOs upon the occurrence of certain qualifying terminations of employment, assuming such NEO’s termination of employment with the Company occurred on December 31, 2024 and, where relevant, that a change in control of the Company occurred on December 31, 2024. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the named executive officers during the NEO’s employment that are available to all salaried employees, such as accrued vacation.

We have entered into certain letter agreements with each of our NEOs that provide our NEOs with severance protections. The letter agreements provide that the NEOs will be eligible for severance benefits in certain circumstances following a termination of employment without cause or with good reason, whether or not in connection with a change in control. Additionally, the PSUs granted in 2024 provide for accelerated vesting upon a change in control, with such

PSUs vesting at 100% or such greater percentage if the Committee determines that sufficient milestones have been attained or that it is probable such milestones will be attained.

Under the employment letter agreements for the NEOs, other than Mr. Mazabraud, in the event that such executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason” (each, as defined in the applicable agreement, and referred to herein as a qualifying termination), then such executive will be entitled to the severance payments and benefits described below.

If Dr. Meeker experiences a qualifying termination of employment, then, in addition to any accrued amounts, he will be entitled to receive 12 months of continued base salary, paid in substantially equal installments over a period of 12 months, and reimbursement for continued healthcare benefits for up to 12 months following the date of termination. However, in the event that Dr. Meeker experiences a qualifying termination of employment within three months prior to, or within 12 months following a change in control of the Company (referred to herein as the Change in Control Period), then Dr. Meeker will be entitled to receive (i) a cash severance amount equal to (A) 18 months of his then-current base salary and (B) 150% of his then-current target annual bonus, paid in substantially equal installments over a period of 18 months (unless the Company elects to pay such amount in lump sum), (ii) reimbursement for continued healthcare benefits for up to 18 months following the date of termination and (iii) accelerated vesting of each outstanding and unvested equity award held by him.

If Messrs. Smith or Shulman or Ms. Lee experiences a qualifying termination of employment, then, in addition to any accrued amounts, such individual will be entitled to receive 9 months of continued base salary, paid in substantially equal installments over a period of 9 months, and reimbursement for continued healthcare benefits for up to 9 months following the date of termination. However, in the event that Messrs. Smith or Shulman or Ms. Lee experiences a qualifying termination of employment within the Change in Control Period, such individual will be entitled to receive (i) a cash severance amount equal to (A) 12 months of his then-current base salary and (B) 100% of such individual’s then-current target bonus, payable over 12 months following such termination, (ii) reimbursement for continued healthcare benefits for up to 12 months following the date of termination and (iii) accelerated vesting of each outstanding and unvested equity award held by such individual.

If Mr. Mazabraud experiences a termination of employment that is not due to serious misconduct (“faute grave”) or gross misconduct (“faute lourde”), Mr. Mazabraud is entitled to a three-month notice period or three months’ compensation in lieu of notice.

Notwithstanding the accelerated vesting in the event of a qualifying termination of employment within the Change in Control Period described above, the PSUs granted in 2024 provide that in the event the individual experiences a qualifying termination of employment within three months prior to a change in control, the PSUs will remain outstanding and eligible to vest in connection with such change in control.

All severance payments and benefits under the letter agreements are subject to the NEO’s execution of a release of claims against us and continued compliance with certain restrictive covenants. The letter agreements also include a Section 280G “best pay” provision, which provides that if any amount received by the NEO pursuant to the agreement or otherwise that would be subject to the excise tax imposed by Section 4999 of the Code, the NEO would receive the full amount of the payments and benefits or an amount reduced so that no portion would be subject to the excise tax, whichever would result in the largest payment to the NEO on an after-tax basis.

Estimated Potential Payments

		Termination		Termination Without
		Without Cause or		Cause or for Good
		for Good Reason /	Change in Control	Reason / Cause in
		Cause (no Change	(no Termination)	Connection with a
Name	Benefit	in Control) ($)	($)(1)	Change in Control ($)
David P. Meeker	Cash	717,254	—	1,775,204
	Equity Acceleration(2)	—	2,052,507	22,487,189
	Continued Healthcare	32,079	—	48,118
	Total(3)	749,333	2,052,507	24,310,511
Hunter C. Smith	Cash	360,000	—	672,000
	Equity Acceleration	—	1,642,005	7,424,629
	Continued Healthcare	24,059	—	32,079
	Total(3)	384,059	1,642,005	8,128,708
Jennifer Lee	Cash	354,750	—	662,200
	Equity Acceleration	—	1,642,005	7,098,021
	Continued Healthcare	15,617	—	20,823
	Total(3)	370,367	1,642,005	7,781,044
Yann Mazabraud	Cash	98,750	—	98,750
	Equity Acceleration	—	1,642,005	7,386,767
	All Other Payments or Benefits	—	—	—
	Total(3)	98,750	1,642,005	7,485,517
Joseph Shulman	Cash	326,250	—	609,000
	Equity Acceleration	—	1,642,005	5,465,990
	Continued Healthcare	29,121	—	38,828
	Total(3)	355,371	1,642,005	6,113,818
(1)	Under the award agreements for the 2024 PSU Awards, the PSUs would have vested upon a change in control occurring on December 31, 2024 at 100% of the PSUs or a greater percentage if the Compensation & Management Development Committee determined that sufficient milestones have been attained or that it was probable such milestones will be attained. In addition, under our 2017 Plan, to the extent the surviving entity declined to continue, convert, assume or replace outstanding awards in the change in control, all outstanding options and RSUs would have vested upon the change in control. The amounts shown in this column assume that outstanding options and RSUs would be continued by the surviving entity and, accordingly, no value has been included for them in this column. For PSUs, the amount shown was calculated by multiplying the number of outstanding PSUs by $55.98, the closing trading price of our Common Stock on December 31, 2024.
(2)	With respect to options, the value of equity acceleration was calculated by multiplying (i) the number of accelerated shares of Common Stock underlying the options by (ii) the excess, if any, of $55.98, the closing trading price of our Common Stock on December 31, 2024, over the exercise price for the options. With respect to RSUs and outstanding PSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs and/or PSUs, as applicable, by $55.98, the closing trading price of our Common Stock on December 31, 2024. The PSUs would remain outstanding and eligible to vest in connection a change in control if the NEO experiences a qualifying termination within three months prior to the change in control.
(3)	Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2024. Amounts of any reduction pursuant to the 280G best pay provision, if any, would be calculated upon actual termination of employment.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our median employee.

The annual total compensation for 2024 for our Chief Executive Officer was $14,663,742, as reported in the Summary Compensation Table. The annual total compensation for 2024 for our median employee, identified as discussed below, was $410,271, calculated using the methodology below. Based on this information, for 2024, the ratio of the annual total cash compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately 36 to 1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

In 2023, we identified the median employee from our entire employee population (other than our Chief Executive Officer), whether employed on a full-time or part-time basis, as of December 31, 2023, which consisted of 223 employees. Within this group, the median employee was identified using a consistently applied compensation measure (“CACM”) of actual cash compensation received, which we calculated by aggregating cash compensation received during the fiscal year ending December 31, 2023, for each employee: (1) base pay, (2) bonuses, and (3) commissions. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate as of December 31, 2023 and annualized the compensation values of individuals that joined our Company during 2023. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments.

Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

For 2024, we used the same median employee identified in 2023 and used the same methodology above to calculate the median employee’s annual total compensation for 2024. It is our belief that even if we had rerun the full analysis and chosen a different median employee, the median employee’s total compensation for purposes of the CEO Pay Ratio analysis would not have changed significantly from 2023 due to growth and attrition in 2024 that was across the entire employee population. In particular, the majority of the growth in our employee population in 2024 was around the level, both in title and compensation, of the median employee identified in 2023 and used again for this 2024 analysis.

This information is being provided for compliance purposes and should be viewed as a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation & Management Development Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions for 2024.

Pay Versus Performance

In accordance with the SEC’s disclosure requirements regarding pay versus performance, this section presents the SEC-defined “Compensation Actually Paid,” or CAP. Also required by the SEC, this section compares CAP to various measures used to gauge our performance. CAP is a supplemental measure to be viewed alongside performance measures as an addition to the philosophy and strategy of compensation-setting discussed elsewhere in this proxy statement, not in replacement.

2024 Pay Versus Performance Table

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2021, 2022, 2023 and 2024, and our financial performance for each such fiscal year:

			Average
			Summary	Average	Value of Initial Fixed $100
	Summary		Compensation	Compensation	Investment Based on:
	Compensation	Compensation	Table Total	Actually Paid	Total	Peer Group
	Table Total	Actually Paid	for Non-PEO	to Non-PEO	Shareholder	Total Shareholder	Net Income	Total Revenues
Year	for PEO ($)	to PEO ($)(1)	NEOs ($)	NEOs ($)(1)	Return ($)	Return ($)(2)	($)	($)(3)
2024	14,663,742	18,680,784	4,600,098	6,662,641	188.27	93.49	(260,602)	130,126
2023	7,230,457	19,005,711	1,974,174	4,813,432	154.61	94.03	(184,678)	77,428
2022	3,325,758	24,142,912	1,110,455	4,805,393	97.94	89.90	(181,119)	23,638
2021	6,458,360	(10,017,699)	2,069,493	(775,040)	33.57	100.02	(69,612)	3,154
(1)	Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described in Note 2 below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	David P. Meeker	Hunter C. Smith, Jennifer Lee, Yann Mazabraud and Joseph Shulman
2023	David P. Meeker	Hunter C. Smith, Jennifer Lee, Yann Mazabraud and Joseph Shulman
2022	David P. Meeker	Hunter C. Smith, Jennifer Lee, Yann Mazabraud and Joseph Shulman
2021	David P. Meeker	Hunter C. Smith, Murray Stewart, Jennifer Lee, Yann Mazabraud and Joseph Shulman

The 2024 Summary Compensation Table totals reported for the PEO and the average of the Other NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid”:

	2024
		Average for
	PEO	Other NEO’s
Summary Compensation Table Total	14,663,742	4,600,098
ADJUSTMENTS(a):
Deduction for Amounts reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table(a)	(13,167,070)	(3,661,679)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	14,814,603	5,167,345
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	1,446,713	369,568
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	3,068,264	620,657
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(805,993)	112,541
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End (a)	(1,339,475)	(545,891)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date (b)	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—
Adjustments Related to Defined Benefit and Actuarial Pension Plans (c)	—	—
Compensation Actually Paid	18,680,784	6,662,641
(a)	During FY 2024, certain PSUs issued to PEOs and NEOs in 2021 were forfeited due to non-fulfillment of performance standards. Additionally, Yann Mazabraud’s unvested RSUs were forfeited.
(b)	No Dividends or Other Earnings were paid during the years presented above prior to Vesting Dates.
(c)	The pensions adjustment is not applicable for the years presented above.

Measurement date equity fair values are calculated with assumptions derived on a basis consistent with those used for grant date fair value purposes. RSUs and PSUs are valued based on the closing stock price on the relevant measurement date. Stock options are valued using a Black-Scholes model as at the relevant measurement dates.

(2)For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the NASDAQ Biotechnology Index (the “Peer Group”). The dollar amounts reported represent the amount of net loss reflected in the Company's audited financial statements for the applicable fiscal year.
(3)	Revenue is the Company’s selected GAAP measure.

Narrative Disclosure to Pay Versus Performance Table

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our total revenue, in each case, for the fiscal years ended December 31, 2021, 2022, 2023 and 2024.

TSR amounts reported in the graph assume an initial fixed investment of $100.

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024:

●	Total revenues;
●	Total shareholders return; and
●	Cash used in operations.

Policies and Practices Relating to the Timing of Equity Awards

Our general practice is to not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation. The Compensation & Management Development Committee uses its business judgment to determine the size of our equity awards and would consider any material nonpublic information that is known to the Compensation & Management Development Committee before granting an award. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation & Management Development Committee has historically granted awards on a predetermined annual schedule.

During 2024, we did not grant stock options to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

Compensation Risk Assessment

We have assessed our compensation programs for all employees and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation & Management Development Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024, regarding our common stock that may be issued under (1) the 2017 Plan; (2) our 2017 Employee Stock Purchase Plan, (the 2017 ESPP); and (3) the 2022 Inducement Plan.

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted-Average	Available for Future
	Exercise of	Exercise Price of	Issuance Under
	Outstanding Options,	Outstanding Options,	Equity Compensation
	Warrants and Rights	Warrants and Rights	Plans
Plan Category:
Equity compensation plans approved by stockholders
2017 Plan	6,115,413	$23.32	4,622,751
2017 ESPP	—	—	1,278,472
Equity compensation plans not approved by stockholders	—	—	—
2022 Inducement Plan	495,978	22.91	14,586
Total	6,611,391	$23.29	5,915,809
(1)	The 2017 Plan provides for an annual increase on each January 1 commencing in 2018 and ending in 2027, by an amount equal to 4% of the number of shares of common stock outstanding as of the end of the immediately preceding fiscal year, provided that the Board may provide for no increase or that the increase will be a lesser number of shares.
(2)	The 2017 ESPP provides for an annual increase on each January 1 commencing in 2018 and ending in 2027, by an amount equal to the lesser of (i) 1% of the number of shares of common stock outstanding as of the end of the immediately preceding fiscal year or (ii) 682,102, provided that the Board may provide for no increase or that the increase will be a lesser number of shares.
(3)	The 2022 Inducement Plan was adopted on February 9, 2022. Awards issued under the 2022 Inducement Plan may only be made to a newly hired employee who has not previously been a member of the Company’s board of directors, or an employee who is being rehired following a bona fide period of non-employment by the Company or a subsidiary, as a material inducement to the employee’s entering into employment with the Company or its subsidiary. An aggregate of 1,000,000 shares of the Company’s common stock were reserved for issuance under the 2022 Inducement Plan. The material terms of the 2022 Inducement Plan are described in Note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2024 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, Rhythm’s independent registered public accounting firm the matters that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by the applicable requirements of the PCAOB describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

David W.J. McGirr, Chair
Jennifer Good
Christophe R. Jean

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Ernst & Young has served as our independent registered public accounting firm since 2015.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance.

Although stockholder ratification is not required by our bylaws or otherwise, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection and is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm, but is not required to do so. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Rhythm and its stockholders.

We expect that a representative of Ernst & Young will attend the Annual Meeting and will have an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit services, and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting.

Principal Accountant Fees and Services

We regularly review the services and fees of Ernst & Young LLP. These services and fees are also reviewed by the Audit Committee on an annual basis. The following table sets forth all fees paid or accrued by us for professional audit services and other services rendered by Ernst & Young LLP during the years ended December 31, 2024 and 2023:

Fee Category	2023	2024
Audit Fees	$902,250	$2,250,086
Audit-Related Fees	—	—
Tax Fees	107,932	291,573
All Other Fees	3,600	—
Total Fees	$1,013,782	$2,541,659

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. None.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those fees disclosed above. For the years ended December 31, 2023 and, 2024, the other fees consist of fees billed related to our Ernst & Young research website membership.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

(PROPOSAL NO. 2)

PROPOSAL NO. 3—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay Vote”, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this Proxy Statement.

We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board or the Compensation & Management Development Committee, which is responsible for the design and administration of our executive compensation program. However, the Board and Compensation & Management Development Committee value the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation & Management Development Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

Following consideration of the outcome of the advisory vote on the frequency of future Say-on-Pay Votes at the 2021 Annual Meeting of Stockholders, the Board has determined that the next advisory Say-on-Pay Vote will be held in 2026.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS.

(PROPOSAL NO. 3)

PROPOSAL NO. 4

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF OFFICERS FROM BREACHES OF FIDUCIARY DUTY TO THE FULLEST EXTENT PERMITTED BY THE GENERAL LAWS OF THE STATE OF DELAWARE

General

As part of its continuing review of our corporate governance standards and practices, the Board has unanimously approved and declared advisable, subject to stockholder approval, an amendment (the “Amendment”) of the Company’s amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”) to reflect developments in the law. A copy of the Amendment, which would add a new Article THIRTEEN to the Certificate of Incorporation, is attached to this Proxy Statement as Annex A.

Effective August 1, 2022, Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) was amended (“Amended 102(b)(7)”) to enable a corporation to include in its certificate of incorporation a provision exculpating certain corporate officers from liability for breach of the fiduciary duty of care in certain circumstances. Previously, Section 102(b)(7) of the DGCL provided for the ability to exculpate only directors, and our Certificate of Incorporation currently limits the monetary liability of our directors in certain circumstances consistent with Section 102(b)(7) of the DGCL. Amended 102(b)(7) allows for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, Amended 102(b)(7) does not permit a corporation to exculpate covered officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Under Amended 102(b)(7), the officers who may be exculpated include a person who (i) is the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful, (ii) is or was identified in the corporation’s public filings with the SEC because such person is or was one of the most highly compensated executive officers of the corporation, or (iii) has consented to services of process in Delaware by written agreement (collectively, the “Covered Officers”).

Effect of the Amendment

The proposed Amendment would allow for the exculpation of our officers to the fullest extent permitted by the DGCL. As described above, this currently means that the proposed Amendment would allow for the exculpation of Covered Officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate such officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, the Amendment would not limit the liability of Covered Officers for any breach of the duty of loyalty to the corporation or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which a Covered Officer derived an improper personal benefit.

Rationale for Adoption of the Amendment

Our Board believes that adopting the Amendment would better position the Company to attract top officer candidates and retain our current officers. The Amendment would also more closely align the protections available to our officers with those already available to our directors. We believe that failing to adopt the Amendment could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company. Certain of our officers would stand to benefit if Proposal 4 is adopted, as it could reduce their potential monetary liability for certain breaches of fiduciary duties.

In addition, adopting the Amendment would enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. The nature of the role of officers often requires them to make decisions on crucial matters. Frequently, officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability based on hindsight, especially in the current litigious environment and regardless of merit. Limiting our current and prospective officers’ concern about personal risk would empower officers to best exercise their business judgment in furtherance of stockholder interests and better position the Company to retain our current officers and attract top officer candidates. Enhancing our ability to retain and attract experienced officers is in the best interests of the Company and its stockholders and we should seek to assure such persons that exculpation under certain circumstances is available.

If our stockholders approve the Amendment, our Board has authorized our officers to file a Certificate of Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Amendment at the Annual Meeting, and the Certificate of Amendment would become effective upon acceptance by the Delaware Secretary of State. However, even if our stockholders approve the Amendment, our Board retains discretion to determine when to file the Certificate of Amendment with the Delaware Secretary of State, or to abandon the Amendment notwithstanding prior stockholder approval of the Amendment.

If our stockholders do not approve the Amendment, the Company’s current exculpation provisions relating to directors will remain in place, and the Certificate of Amendment will not be filed with the Delaware Secretary of State.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A THAT YOU VOTE “FOR” THE OFFICER EXCULPATION AMENDMENT.

(PROPOSAL NO. 4)

PROPOSAL NO. 5

APPROVAL OF AN ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE PROPOSAL 4

The Board believes that if the number of shares of the Company’s Common Stock and Convertible Preferred Stock voting at the Annual Meeting are insufficient to approve the Officer Exculpation Amendment outlined in Proposal 4, it is in the best interests of the stockholders to enable the Company to continue to seek to obtain a sufficient number of additional votes to approve the Officer Exculpation Amendment.

In this proposal, we are asking stockholders to authorize the Board, in its discretion, to adjourn the Annual Meeting or any continuation, adjournment or postponement thereof to solicit additional proxies in favor of the Officer Exculpation Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

(PROPOSAL NO. 5)

BENEFICIAL OWNERSHIP OF CAPITAL STOCK

The following table sets forth certain information as of April 28, 2025 (unless otherwise specified), with respect to the beneficial ownership of our Common Stock and Convertible Preferred Stock by each person who is known to own beneficially more than 5% of the outstanding shares of such securities, each person currently serving as a director, each director nominee, each named executive officer, and all directors and executive officers as a group.

Shares of Common Stock subject to options, restricted stock units, or other rights to purchase which were as of April 28, 2025 exercisable or convertible into Common Stock, or would be exercisable or convertible into Common Stock within 60 days after April 28, 2025, are to be considered outstanding for purposes of computing the number of shares beneficially owned and the percentage ownership of the persons holding these options or other rights, but are not to be considered outstanding for the purpose of computing the number of shares beneficially owned or the percentage ownership of any other person. As of April 28, 2025, there were 63,597,942 shares of Common Stock outstanding and 150,000 shares of Convertible Preferred Stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o Rhythm Pharmaceuticals, Inc., 222 Berkeley Street, 12th Floor, Boston, MA 02116.

	Number of Shares	Percentage of Shares
	of Common Stock	of Common Stock
Name and Address of Beneficial Owner	Beneficially Owned†	Beneficially Owned
5% or Greater Stockholders:
Entities affiliated with Baker Bros. Advisors LP(1) c/o Baker Bros. Advisors LP 860 Washington Street, 3rd Floor New York, NY 10014	7,648,363	12.0
Entities affiliated with PRIMECAP Management Company(2) 77 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	6,571,190	10.3
Entities affiliated with RA Capital Management, LLC(3) c/o RA Capital Management, LLC 200 Berkeley Street, 18th Floor, Boston, MA 02116	6,084,412	9.6
Entities affiliated with Perceptive Advisors LLC.(4) 51 Astor Place, 10th Floor New York, NY 10003	5,435,210	8.5
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	4,364,700	6.9
Entities affiliated with The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	3,226,938	5.1
Directors and Named Executive Officers:
David P. Meeker, M.D.(7)	2,111,337	3.2
Hunter C. Smith(8)	643,172	1.0
Yann Mazabraud(9)	209,869	*
Jennifer Lee(10)	171,136	*
Joseph Shulman(11)	80,399	*
Stuart A. Arbuckle(12)	118,500	*
Camille L. Bedrosian, M.D.(13)	107,000	*
Jennifer Good(14)	35,000	*
Christophe R. Jean(15)	113,500	*
Edward T. Mathers(16)	119,271	*
David W.J. McGirr(17)	200,741	*
Lynn A. Tetrault, J.D.(18)	72,000	*
All executive officers and directors as a group (14 persons)(19)	4,077,463	6.1

*	Represents beneficial ownership of less than 1%.
†	None of the shares are pledged as security.

(1)	Based on a Schedule 13G/A filed on February 14, 2024 and information known to us. Common Stock consists of (i) 536,697 shares of Common Stock and 103,437 shares of Common Stock issuable upon conversion of Convertible Preferred Stock held by 667, L.P. and (ii) 5,861,668 shares of Common Stock and 1,146,561 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock held by Baker Brothers Life Sciences, L.P. Pursuant to management agreements among Baker Bros. Advisors LP (the “Adviser”), the Funds and their respective general partners, the Funds’ respective general partners relinquished to the Adviser all discretion and authority with respect to the investment and voting power of the securities held by the Funds, and thus the Adviser has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments. Baker Bros. Advisors (GP) LLC (the “Adviser GP”), Felix J. Baker and Julian C. Baker as managing members of the Adviser GP, and the Adviser may be deemed to be beneficial owners of the common shares directly held by the Funds. The terms of the Convertible Preferred Stock prohibit the conversion thereof to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by the holder and its affiliates would exceed 4.99%. Accordingly, notwithstanding the number of shares reported, each of 667, L.P. and Baker Brothers Life Sciences, L.P. disclaims beneficial ownership of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock to the extent that upon such conversion, the number of shares beneficially owned by 667, L.P., Baker Brothers Life Sciences, L.P., and their affiliates, in the aggregate, would exceed 4.99%.
(2)	Based solely on a Schedule 13G/A filed on February 13, 2025. PRIMECAP Management Company has sole voting and dispositive power over 6,571,190 shares.
(3)	Based solely on a Schedule 13G/A filed on November 14, 2024. Consists of 6,084,412 shares held directly by RA Capital Healthcare Fund, L.P., or RAC Healthcare. The general partner of RA Capital Management, L.P., or RA Capital, is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the controlling persons. RA Capital serves as investment adviser for RAC Healthcare and the Account and may be deemed a beneficial owner of the shares directly owned by RA Capital and the Account. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners of the shares beneficially owned by RA Capital. RAC Healthcare has delegated to RA Capital the sole power to vote and dispose of all securities held by RAC Healthcare and may not revoke that delegation on less than 61 days’ notice. RA Capital, Dr. Kolchinsky and Mr. Shah each disclaim beneficial ownership of all shares held by RAC Healthcare or the Account. According to the cover page of the Schedule 13G/A, each of RA Capital, Dr. Kolchinsky, Mr. Shah and RAC Healthcare has shared voting and dispositive power over 6,084,412 shares.
(4)	Based on a Schedule 13G filed on November 14, 2024 and information known to us. Common Stock consists of (i) 1,458,330 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock held by Perceptive Discovery ID LP, over which it has shared voting and dispositive power, and (ii) 3,560,214 shares of Common Stock and 416,666 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock held by Perceptive Life Sciences Master Fund, Ltd, over which it has shared voting and dispositive power. The terms of the Convertible Preferred Stock prohibit the conversion thereof to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by the holder and its affiliates would exceed 9.99%. Perceptive Advisors LLC serves as the investment advisor to Perceptive Life Sciences Master Fund, Ltd. Joseph Edelman is the managing member of Perceptive Advisors LLC. Perceptive Discovery GP LLC is the general partner of Perceptive Discovery ID LP, and is managed by Perceptive Discovery Advisors, a relying advisor of Perceptive Advisors LLC.
(5)	Based solely on a Schedule 13G/A filed on April 24, 2025. BlackRock, Inc. has sole voting power over 4,304,827 shares and sole dispositive power over 4,364,700 shares.
(6)	Based solely on a Schedule 13G filed on February 13, 2024. The Vanguard Group has shared voting power with respect to 93,382 shares and shared dispositive power with respect to 137,178 shares. The Vanguard Group has sole dispositive power with respect to 3,089,760 shares.
(7)	Consists of (i) 201,825 shares of Common Stock and (ii) 1,909,512 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025.

(8)	Consists of (i) 109,929 shares of Common Stock and (ii) 533,243 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025.
(9)	Consists of (i) 44,400 shares of Common Stock and (ii) 165,469 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025.
(10)	Consists of (i) 5,858 shares of Common Stock and (ii) 165,278 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025.
(11)	Consists of (i) 8,509 shares of Common Stock and (ii) 71,890 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025.
(12)	Consists of (i) 3,000 shares of Common Stock, (ii) 111,500 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025 and (iii) 4,000 restricted stock units that will vest within 60 days of April 28, 2025.
(13)	Consists of (i) 3,000 shares of Common Stock, (ii) 100,000 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025 and (iii) 4,000 restricted stock units that will vest within 60 days of April 28, 2025.
(14)	Consists of (i) 3,000 shares of Common Stock, (ii) 28,000 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025 and (iii) 4,000 restricted stock units that will vest within 60 days of April 28, 2025.
(15)	Consists of (i) 3,000 shares of Common Stock, (ii) 106,500 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025 and (iii) 4,000 restricted stock units that will vest within 60 days of April 28, 2025.
(16)	Consists of (i) 3,000 shares of Common Stock held directly, (ii) 5,771 shares of Common Stock held in a trust of which Mr. Mathers is trustee, (iii) 106,500 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025 and (iv) 4,000 restricted stock units that will vest within 60 days of April 28, 2025.
(17)	Consists of (i) 3,000 shares of Common Stock and (ii) 193,741 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025 and (iii) 4,000 restricted stock units that will vest within 60 days of April 28, 2025.
(18)	Consists of (i) 3,000 shares of Common Stock, (ii) 65,000 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2025 and (iii) 4,000 restricted stock units that will vest within 60 days of April 28, 2025.
(19)	Consists of (i) 416,501 shares of Common Stock, (ii) 3,632,962 shares of Common Stock underlying options that are exercisable with 60 days of April 28, 2025 and (iii) 28,000 restricted stock units that will vest within 60 days of April 28, 2025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Board has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior review and approval of our Governance and Nominating Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our Common Stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect material interest must first be presented to our Governance and Nominating Committee for review, consideration and approval. In approving or rejecting any such proposal, our Governance and Nominating Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Since January 1, 2024, we have been a party to the following transactions or series of similar transactions, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of the directors, nominees for election as a director, executive officers or holders of more than 5% of our voting equity, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation termination, change in control and other arrangements for our directors and named executive officers are described under “Executive Compensation.”

Investment Agreement

On April 1, 2024, the Company entered into an Investment Agreement (the “Investment Agreement”) with Perceptive and Baker Bros and certain other investors (each, an “Investor” and collectively, the “Investors”), relating to the issuance and sale of 150,000 shares of a new series of the Convertible Preferred Stock, for an aggregate purchase price of $150,000,000, or $1,000 per share (the “Issuance”). The closing of the Issuance occurred on April 15, 2024. Prior to the closing of the transaction, each of Perceptive and Baker Bros held over 5% of the Company’s Common Stock.

The following table sets forth the number of shares of Convertible Preferred Stock purchased in the transaction by holders of more than 5% of our Common Stock:

	Total	Aggregate
	Shares of Convertible	Purchase
	Preferred Stock	Price
Participants	Purchased	(in thousands)
Greater than 5% Stockholders(1)
Entities affiliated with Perceptive Advisors LLC	90,000	$90,000
Entities affiliated with Baker Bros. Advisors LP	60,000	$60,000
(1)	Additional details regarding certain of these stockholders and their equity holdings are provided in this Proxy Statement under the caption “Beneficial Ownership of Capital Stock.”

On July 10, 2024, the Company filed with the SEC a prospectus supplement to the prospectus included in the Company’s registration statement on Form S-3ASR (File No. 333-270233), filed with the SEC on March 2, 2023, covering the resale from time to time by the Investors of an aggregate of 3,124,995 shares of Common Stock underlying the Convertible Preferred Stock once converted and sold, to satisfy registration rights that the Company granted to the

Investors in connection with the issuance and sale of the Convertible Preferred Stock. The Company will not receive any proceeds from the sale of these shares of Common Stock once converted and sold.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers (as defined under Rule 16a-1(f) under the Exchange Act) and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. To our knowledge, based solely on our review of the copies of such forms filed with the SEC and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the fiscal year ended December 31, 2024, except for a late Form 4 filing for Christopher P. German reporting one transaction.

GENERAL MATTERS

Availability of Certain Documents

A copy of our Annual Report to securityholders has been posted on our website along with this Proxy Statement at www.edocumentview.com/RYTM or www.rhythmtx.com under “Investors & Media” at “SEC Filings.” We will mail or email without charge, upon written request, a copy of our Annual Report to securityholders including financial statements and schedules thereto but excluding exhibits. A reasonable fee will be charged for copies of exhibits. Please send a written request to our Secretary at:

Rhythm Pharmaceuticals, Inc.
222 Berkeley Street, 12th Floor
Boston, MA 02116
Attention: Secretary

You may also find a copy of this Proxy Statement and our Annual Report to securityholders (with exhibits) on the SEC’s website at www.sec.gov.

Stockholders Sharing an Address / Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Only one copy of our 2024 Annual Report and this Proxy Statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the 2024 Annual Report and this Proxy Statement was delivered. To receive a separate copy of our 2024 Annual Report or Proxy Statement, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write the Secretary of Rhythm Pharmaceuticals, Inc. at our principal executive offices at 222 Berkeley Street, 12th Floor, Boston, MA 02116 or call the Secretary at (857) 264-4280.

Stockholder Proposals and Nominations

Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Under Rule 14a-8 of the Exchange Act, to submit a proposal for inclusion in our Proxy Statement for the 2026 Annual Meeting of Stockholders, stockholder proposals must be received no later than the close of business on January 8, 2026 or, if the date of the 2026 Annual Meeting of Stockholders is changed by more than 30 days from June 24, 2026, a reasonable time before we begin to print and send our proxy materials, by our Secretary at our principal executive offices at 222 Berkeley Street, 12th Floor, Boston, MA 02116.

Other Proposals or Nominees for Presentation at the 2026 Annual Meeting. Our Amended and Restated Bylaws provide that, for stockholder nominations to the Board or other business to be considered at the 2026 annual meeting of stockholders, the stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2026 Annual Meeting no earlier than February 24, 2026 and no later than March 26, 2026; provided, however, that if the date of the 2026 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice by must be delivered, or mailed and received, not more than 120th days prior to the 2026 annual meeting and not later than (i) the 90th day prior to the 2026 annual meeting or, (ii) if later, the 10th day following the day on which we publicly disclose the date of the 2026 annual meeting. Such notice must provide the information required by Section 2.12(c) of our bylaws with respect to each nomination or matter the stockholder proposes to bring before the 2026 annual meeting of stockholders.

To comply with the universal proxy rules and our Amended and Restated Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in the timeframe noted above.

Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote your shares promptly.

By Order of the Board of Directors

/s/ David P. Meeker, M.D.
David P. Meeker, M.D.
Chairman of the Board, President and
Chief Executive Officer
April 29, 2025

Annex A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RHYTHM PHARMACEUTICALS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Rhythm Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

1. The Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended to add a new Article THIRTEEN, which shall read as follows:

“Except to the extent that the DGCL prohibits the elimination or limitation of liability of officers for breaches of fiduciary duty, no officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer of the Corporation for or with respect to any acts or omissions of such officer occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

2. The stockholders of the Corporation duly approved such amendment at an annual meeting of the stockholders of the Corporation.

3. Such amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this [ ⚫ ] day of [ ⚫ ], 2025.

By:
Name:	David P. Meeker
Title:	President and Chief Executive Officer

A-1

1UPX 1. Election of the Class II directors, each to serve for a three year term until the 2028 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Mark here to vote FOR all nominees Nominees 01 - Jennifer Good 02 - Edward T. Mathers Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. _____________________________________________________________________ 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025. 3. Approval, on an advisory (non-binding) basis, of the compensation of the named executive officers of the Company. For Against Abstain For Against Abstain 4. Approval of an amendment to our Amended and Restated Certificate of Incorporation to provide for exculpation of officers from breaches of fiduciary duty to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “Officer Exculpation Proposal”). 5. Approval of an adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve the Officer Exculpation Amendment. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, and 5. 0459CC Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q MMMMMMMMMMMM MMMMMMMMM 1234 5678 9012 345 652589 If no electronic voting, delete QR code and control # 000001MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 2024 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T MMMMMMM You may vote online or by phone instead of mailing this card. Online - Before the Meeting Go to www.investorvote.com/RYTM or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Online - During the Meeting Go to meetnow.global/MSGDG5G. To access the virtual meeting, you must have the information that is printed in the shaded bar located below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/RYTM Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/RYTM 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 24, 2025, 2:00 PM Eastern Time The undersigned stockholder(s) of Rhythm Pharmaceuticals, Inc. hereby appoint(s) David P. Meeker, M.D. and Hunter C. Smith, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock and/or Series A Convertible Preferred Stock of RHYTHM PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, ET on June 24, 2025, via a live webcast at meetnow.global/MSGDG5G, and any adjournment, continuation or postponement thereof. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any adjournment, continuation or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (Items to be voted appear on reverse side) Rhythm Pharmaceuticals, Inc. C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice & Proxy Statement and Annual Report is available at: www.investorvote.com/RYTM The 2025 Annual Meeting of Stockholders of Rhythm Pharmaceuticals, Inc. will be held on Tuesday, June 24, 2025 at 2:00 PM Eastern Time, virtually via the internet at meetnow.global/MSGDG5G. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.